Registration Number 333-39208


                     U.S. Securities And Exchange Commission
                             Washington, D.C. 20549


                               AMENDMENT No. 1 to
                                    Form SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                       COL CHINA ONLINE INTERNATIONAL INC.
                       -----------------------------------
                 (Name of small business issuer in its charter)

           Delaware                       514191                 52-2224845
           --------                       ------                 ----------
  (State or jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

                    3177 South Parker Road, Aurora, CO 80014
                    ----------------------------------------
          (Address and telephone number of principal executive offices)

                    3177 South Parker Road, Aurora, CO 80014
                    ----------------------------------------
               (Address of principal place of business or intended
                          principal place of business)

    Mark K. Shaner, 3177 South Parker Road, Aurora, CO 80014, (303) 695-8530
    ------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                 With a copy to:
                             Alan L. Talesnick, Esq.
                             Francis B. Barron, Esq.
                                Patton Boggs LLP
                               1660 Lincoln Street
                                   Suite 1900
                             Denver, Colorado 80264
                                 (303) 830-1776

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                               CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------
Title of each class                  Proposed maximum     Proposed maximum
of securities to be   Amount to be   offering price per   Aggregate offering   Amount of
registered            registered     unit                 Price                registration fee
-----------------------------------------------------------------------------------------------

Common stock           3,250,000          $.05               $162,500              $43 *
-----------------------------------------------------------------------------------------------

* Previously paid


The Company hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

     The information in this prospectus is not complete and may be changed. The securities may not be transferred or sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                         PROSPECTUS DATED JUNE 30, 2000
                              SUBJECT TO COMPLETION


                                                                      PROSPECTUS

                       COL CHINA ONLINE INTERNATIONAL INC.
                             Shares of Common Stock
                                 $.05 per share

     This prospectus relates to the offer of a minimum of 1,500,000 and a maximum of 2,000,000 shares of our common stock. The common stock offered by this prospectus also consists of 1,250,000 shares presently issued and outstanding to be sold by the selling stockholders. These shares were issued to the selling stockholders in private transactions.

   This is our initial public offering and currently there is no public market for the common stock. We will apply the offering proceeds from sale of the minimum offering of 1,500,000 shares and maximum offering of 2,000,000 towards expenses of the offering. We will not receive any proceeds from sale of the 1,250,000 shares by the selling shareholders.

     We are offering the shares subject to the subscription and payment of not less than 1,500,000 shares during the offering period of 90 days. We may extend the offering period for up to 60 additional days. All funds collected from subscribers will be placed in an escrow account at American Securities Transfer and Trust, Inc., Lakewood, Colorado, which will serve as our escrow agent. Potential investors desiring to purchase shares of common stock should make their checks payable to "COL China Online Escrow". If the minimum offering is not subscribed for within the offering period, all funds will be promptly refunded to subscribers without interest or deduction.

     Neither we nor the selling stockholders have entered into any underwriting arrangements regarding the shares.

     The common stock is not quoted on the OTC Bulletin Board or listed on any exchange.

     Investing in the common stock involves certain risks. See the "Risk Factors" section beginning on page 5.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                  The date of this prospectus is June __, 2000

                                TABLE OF CONTENTS
                                -----------------


                                                                            Page
                                                                            ----

PROSPECTUS SUMMARY.......................................................     3

RISK FACTORS.............................................................     5

USE OF PROCEEDS..........................................................    14

DIVIDEND POLICY..........................................................    14

EXCHANGE RATES...........................................................    14

THE COMPANY..............................................................    15


PRO FORMA COMBINING CONDENSED FINANCIAL STATEMENTS.......................    29

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
     AND RESULTS OF OPERATIONS...........................................    31

MANAGEMENT...............................................................    36

EXECUTIVE COMPENSATION...................................................    37

BENEFICIAL OWNERS OF SECURITIES..........................................    38

TRANSACTIONS BETWEEN THE COMPANY AND RELATED PARTIES.....................    40

DESCRIPTION OF SECURITIES................................................    41

NO TRADING MARKET FOR THE COMMON STOCK...................................    42

SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION............................    42

SECURITIES AND EXCHANGE COMMISSION POSITION ON
     CERTAIN INDEMNIFICATION.............................................    44

LEGAL MATTERS............................................................    45

EXPERTS..................................................................    45

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS AND
     CAUTIONARY STATEMENTS...............................................    45


FINANCIAL INFORMATION....................................................   F-1

                               PROSPECTUS SUMMARY

     The following summary highlights information contained in this prospectus. In addition to this summary, you should read this entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to the financial statements. All information in this prospectus should be considered before investing in the common stock.

The Company                     COL China Online International Inc. is a
                                Delaware corporation that is referred to in this prospectus as the "Company". The Company was formed for the purpose of acquiring, and conducting the business of, Migration
                                Developments Limited, a British Virgin Islands company ("Migration").

                                Migration owns 90 percent of Shenzhen Rayes
                                Electronic Network System Co., Ltd., a
                                Sino-Foreign Joint Venture (the "JV"). The JV has commenced providing physical network engineering, consulting services to ISPs, e-commerce business, and related software development for business networks in China. The remaining ten percent of the JV is owned by Shenzhen Rayes Group Co., Ltd., a privately owned limited liability company incorporated in China ("Rayes Group").

                                We currently have no operations or assets. After completing the offering of common stock described in this prospectus, we intend to complete the acquisition (the "Acquisition") of Migration so that Migration will be our wholly owned subsidiary.


                                After completion of the Acquisition, we plan to continue and expand the Internet related business in China that has been commenced by Migration. We will focus on the areas of Business-to-Business e-commerce, online distance learning, network engineering services, Web site hosting and Internet Service Provider consulting.


Anticipated Developments        After completing this offering and the
                                Acquisition, we intend to raise working capital by selling additional shares to a limited number of investors in a public offering or private placement transaction.

Use of Proceeds                 We currently anticipate that we will apply all
                                of the $75,000 that we receive from the minimum offering and $100,000 that we receive from the maximum offering to costs of the offering.

The Offering                    This offering consists of a minimum of 1,500,000
                                and a maximum of up to 2,000,000 shares of common stock issuable by us at a price of $.05 per share. This offering also consists of up to 1,250,000 shares of common stock presently issued and outstanding, to be sold by the selling stockholders, which were issued to the selling stockholders in private transactions.

                                Each individual subscription consists of 5,000 shares of common stock at a price of $.05 per share. If we sell 1,500,000 shares, we will receive a total of $75,000, and if we sell all 2,000,000 shares of common stock, we will receive a total of $100,000. After we sell the shares, the holders of the shares may then sell their shares at market prices or other negotiated prices. We will not receive any proceeds from the sale of the shares being sold by the selling stock $100,000 described above, we will not receive proceeds from the sale of any other shares in this offering.

Company Offices                 Our offices are located at 3177 South Parker
                                Road, Aurora, Colorado, 80014, telephone number
                                (303) 695-8530.

                                  RISK FACTORS

     Prospective investors should carefully consider, together with the other information herein, the following risk factors that affect our business.

Risks Concerning The Company

     We have no financial resources.

     We have no assets or operations and have limited financial resources available. We will not have any assets or operations unless and until we successfully raise funds or we acquire Migration, and there can be no assurance that either event will occur. We cannot assure that we will achieve or sustain profitability or positive cash flows from our contemplated operating activities. The Company's and Migration's independent auditors have included an explanatory paragraph in their audit opinions indicating substantial doubt concerning the Company's and Migration's abilities to continue operations as a going concern.

     We need additional capital.

     In order to implement our business plan fully, we will need additional funding significantly in excess of the amount anticipated from this public offering. However, we cannot predict that any funds will be invested in the Company. Similarly, we have no source of revenue to provide funding and we cannot assure that the contemplated Acquisition will be completed. We cannot predict that we will be able to obtain any capital or any source of revenue.

     We face strong competition.

     If the Acquisition is completed, we will compete with larger companies that operate in the Internet industry. The Internet industry is relatively new and subject to continuing definition. Therefore, our competitors may be significantly better positioned to compete in this market. Many of our potential new competitors have longer operating histories, larger customer bases and databases, greater name recognition, and have significantly greater financial, technical, and marketing resources than we do.

     In addition, the China Internet market is characterized by an increasing number of entrants because the start-up costs are low. The presence of these competitors may have a significant impact on our ability to operate our proposed business profitably. For further information, see "--Risks of Doing Business in China" below.

     Our industry suffers rapid technology changes.

     The Internet related business in which we intend to operate is characterized by rapid and significant technological advancements and introductions of new products and services using new technologies. As new technologies develop, we may be placed at a competitive disadvantage, and competitive pressures may force us to implement those new technologies at a substantial cost. If other companies implement new technologies before us, those companies may be able to provide enhanced capabilities and superior quality compared with what we are able to provide. We cannot ascertain that we will be able to respond to these competitive pressures and implement new technologies on a timely basis or at an acceptable cost. One or more of the technologies that we may implement in the future may become obsolete. If this occurs, our business, financial condition and results of operations could be materially adversely affected. If we are unable to utilize the most advanced commercially available technology, our business, financial condition and results of operations could be materially and adversely affected.

     Our computer network is vulnerable to hacking, viruses and other disruptions.

     Inappropriate use of our Internet services could jeopardize the security of confidential information stored in our computer system, which may cause losses to us. Inappropriate use of the Internet includes attempting to gain unauthorized access to information or systems--commonly known as "cracking" or "hacking". Although we intend to implement security measures to protect our facilities, such measures could be circumvented. Alleviating problems caused by computer viruses or other inappropriate uses or security breaches may require interruptions, delays or cessation in our services. We do not carry "errors and omissions" or other insurance covering losses or liabilities caused by computer viruses or security breaches.


     Failure by third-party suppliers to provide software and hardware components will affect our ability to operate our portals.


     We will depend on third-party suppliers of software and hardware components. We will rely on components that are sourced from only a few suppliers including computer servers and routers manufactured. The failure of our suppliers to adjust to meet increasing demand may prevent them from supplying us with components and products as and when we require them.

     We will rely on software and hardware systems that are susceptible to failure.

     Any system failure or inadequacy that causes interruptions in the availability of our services, or increases the response time of our services, as a result of increased traffic or otherwise, could reduce user satisfaction, future traffic and our attractiveness to advertisers and consumers. In addition, as the number of Web pages and the amount of traffic increases, there can be no assurance that we will be able to scale our systems proportionately. We also are dependent upon Web browsers, ISPs, and other Web site operators in China, all of which have experienced significant system failures and electrical outages in the past, and our users have experienced difficulties due to system failures unrelated to our systems and services.

     We will have limited backup systems and redundancy and we may experience system failures and electrical outages from time to time. This may disrupt our operations. We do not presently have a disaster recovery plan in the event of damage from fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins and similar events. If any of these occurs, we may experience a complete system shut-down. To improve performance and to prevent disruption of our services, we may have to make substantial investments to deploy additional servers or one or more copies of our Web sites to mirror our online resources. Although we carry property insurance with low coverage limits, our coverage may not be adequate to compensate us for all losses that may occur. To the extent we do not address the capacity restraints and redundancy described above, such constraints could have a material adverse effect on our business, results of operations and financial condition.

     Privacy concerns may prevent us from selling demographically targeted advertising in the future.

     To the extent we collect data derived from user activity on our advertising network and from other sources, we cannot be certain that any trade secret, copyright or other protection will be available for such data or that others will not claim rights to such data. In addition, the contracts we have with Web publishers require that we keep information regarding those Web publishers confidential.

     Ad serving technology enables the use of "cookies", in addition to other mechanisms, to deliver targeted advertising, to help compile demographic information, and to limit the frequency with which an advertisement is shown to the user. Cookies are bits of information keyed to a specific server, file pathway, or directory location that are stored on a user's hard drive and passed to a Web site's server through the user's browser software. Cookies are placed on the user's hard drive without the user's knowledge or consent, but can be removed by the user at any time. Due to privacy concerns, some Internet commentators, advocates and governmental bodies have suggested that the use of cookies be limited or eliminated. Any limitation on our ability to use cookies could impair our future targeting capabilities and adversely affect our business.

     We may be held liable for information retrieved from our portal network.

     Because our services can be used to download and distribute information to others, there is a risk that claims may be made against us for defamation, negligence, copyright or trademark infringement or other claims based on the nature and content of such material, such as violation of censorship laws in China. Although we carry general liability insurance, our insurance may not cover potential claims of this type, or may not be adequate to indemnify us for all liability that may be imposed. Any imposition of liability that is not covered by our insurance or is in excess of our insurance coverage could have a material adverse effect on our business, results of operations and financial condition. See "--Risks of Doing Business in China--Regulation of the information industry in China may adversely affect our business" below.

     We may be unable to identify, acquire or commercialize additional technologies.

     From time to time, if our resources allow, we intend to explore the acquisition and subsequent development and commercialization of additional technologies in the Internet field. We cannot predict whether we will be able to identify any additional technologies and, even if suitable technologies are identified, we cannot predict whether we will have sufficient funds to commercialize any such technologies or whether any such technologies will ultimately be viable.

     We will depend on certain key employees.


     Upon the consummation of the Acquisition, our success will depend on the active participation of Brian Power, our future Chief Executive Officer, and certain other individuals. The loss of the services of any of these individuals could have a material adverse effect on us.


Risks Of Doing Business In China

     If this offering and the Acquisition are completed, our business operations will take place primarily in China. Because Chinese laws, regulations and policies are continually changing, our Chinese operations will face several risks summarized below.

     Limitations on Chinese economic market reforms may discourage foreign investment in Chinese businesses.

     The value of investments in Chinese businesses could be adversely affected by political, economic and social uncertainties in China. The economic reforms in China in recent years are regarded by China's central government as a way to introduce economic market forces into China. Given the overriding desire of the central government leadership to maintain stability in China amid rapid social and economic changes in the country, the economic market reforms of recent years could be slowed, or even reversed.

     Any change in policy by the Chinese government could adversely affect investments in Chinese businesses. Changes in policy could result in imposition of restrictions on currency conversion, imports or the source of suppliers, as well as new laws affecting joint ventures and foreign-owned enterprises doing business in China. Although China has been pursuing economic reforms for the past two decades, events such as a change in leadership or social disruptions that may occur upon the proposed privatization of certain state-owned industries could significantly affect the government's ability to continue with its reform.

     There are economic risks associated with doing business in China.

     As a developing nation, China's economy is more volatile than that of developed Western industrial economies. It differs significantly from that of the U.S. or a Western European Country in such respects as structure, level of development, capital reinvestment, resource allocation and self-sufficiency.

     Only in recent years has the Chinese economy moved from what had been a command economy through the 1970s to one that during the 1990s encouraged substantial private economic activity. In 1993, the Constitution of China was amended to reinforce such economic reforms.

     The trends of the 1990s indicate that future policies of the Chinese government will emphasize greater utilization of market forces. For example, in 1999 the Government announced plans to amend the Chinese Constitution to recognize private property, although private business will officially remain subordinated to the state-owned companies which are the mainstay of the Chinese economy.

     However, there can be no assurance that, under some circumstances, the government's pursuit of economic reforms will not be restrained or curtailed. Actions by the central government of China could have a significant adverse effect on economic conditions in the country as a whole and on the economic prospects for our Chinese operations.

     Regulation of the information industry in China may adversely affect our business.

     China has enacted regulations governing Internet access and the distribution of news and other information. The Propaganda Department of the Communist Party has been given the responsibility to censor news published in China to ensure, supervise and control political correctness. The Ministry of Information Industry has published implementing regulations that subject online information providers to potential liability for content included on their portals and the actions of subscribers and others using their systems, including liability for violation of Chinese laws prohibiting the distribution of content deemed to be socially destabilizing. Because many Chinese laws, regulations and legal requirements with regard to the Internet are relatively new and untested, their interpretation and enforcement of what is deemed to be socially destabilizing by Chinese authorities may involve significant uncertainty. Moreover, the Chinese legal system is a civil law system in which decided legal cases have little precedential value. As a result, in many situations it is difficult to determine the type of content that may result in liability. We cannot predict the effect of further developments in the Chinese legal system, particularly with regard to the Internet, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws.

     Periodically, the Ministry of Public Security has stopped the distribution of information over the Internet which it believes to be socially destabilizing. The Ministry of Public Security has the authority to cause any local ISP to block any Web site(s) maintained outside of China at its sole discretion. Web sites that are blocked in China include many major news-related Web sites such as www.cnn.com, www.latimes.com, www.nytimes.com and www.appledaily.com.hk. The Chinese government has also expressed its intention to closely control possible new areas of business presented by the Internet, such as Internet telephony. If the Chinese government were to take any action to limit or eliminate the distribution of information through our portal network or to limit or regulate any current or future applications available to users on our portal network, such action could have a material adverse effect on our business, financial condition and results of operations.

     The Ministry of Information Industry also regulates access to the Internet by imposing strict licensing requirements and requiring ISPs in China to use the international inbound and outbound Internet backbones. The government has granted Rayes Group a license to operate an ISP nationwide which expires in October 30, 2003 which is subject to renewal if all governmental filing requirements are met. We cannot provide assurance that future changes in Chinese government policies affecting the provision of information services, including the provision of online services and Internet access, will not impose additional regulatory requirements on us or our service providers, intensify competition in the Chinese information industry or otherwise have a material adverse effect on our business, financial condition and results of operations. For more information regarding term and scope of license, see "The Company--Terms And Scopes Of Licenses" below.

     The Chinese legal and judicial system may adversely affect foreign investors.

     In 1982, the National People's Congress amended the Constitution of China to authorize foreign investment and guarantee the "lawful rights and interests" of foreign investors in China. However, China's system of laws is not yet comprehensive.

     The legal and judicial systems in China are still rudimentary, and enforcement of existing laws is inconsistent. Many judges in China lack the depth of legal training and experience that would be expected of a judge in a more developed country. Because the Chinese judiciary is relatively inexperienced in enforcing the laws that do exist, anticipation of judicial decision-making is more uncertain than would be expected in a more developed country.

     It may be impossible to obtain swift and equitable enforcement of laws that do exist, or to obtain enforcement of the judgment of one court by a court of another jurisdiction. China's legal system is based on written statutes; a decision by one judge does not set a legal precedent that is required to be followed by judges in other cases. In addition, the interpretation of Chinese laws may be varied to reflect domestic political changes.

     The promulgation of new laws, changes to existing laws and the pre-emption of local regulations by national laws may adversely affect foreign investors. However, the trend of legislation over the last 20 years has significantly enhanced the protection of foreign investment and allowed for more control by foreign parties of their investments in Chinese enterprises. There can be no assurance that a change in leadership, social or political disruption, or unforeseen circumstances affecting China's political, economic or social life, will not affect the Chinese government's ability to continue to support and pursue these reforms. Such a shift could have a material adverse effect on our business and prospects.

     China's recent entry into the WTO is not yet fully integrated; China maintains strict restrictions on foreign investment in Internet services.

     In late 1999, China agreed to become a member of the World Trade Organization (the "WTO"), which regulates trading among its members. Preliminary agreements have been approved by the European Union and the U.S. House of Representatives, subject to approval by the U.S. Senate. In addition, China is in the process of completing bilateral negotiations with several other key members of the WTO. China's decision to become a member of the WTO is an indication of further changes in favor of foreign investment and trade. However, these changes are likely to be phased in over a period of several years. At the present time, China has not yet agreed to all aspects of WTO membership.

     China has made commitments to the WTO in all major service categories, including Internet services, agreeing to accede to the Basic Telecommunications And Financial Services Agreement. Under this agreement, China has agreed to implement competitive regulatory principles, including cost-based pricing, interconnection rights, and independent regulatory authority, as well as allowing foreign suppliers to use any technology they choose to provide. Under its WTO agreement concerning Internet services, China currently allows no foreign investment in Internet services, but will allow up to 49 percent foreign investment in international and domestic services in six years. Although China's current commitments will allow further foreign investment and growth of our business in Shanghai and Wuhan, we cannot predict that China will comply with these commitments.

     The Chinese Internet industry is a developing market and has not been proven as an effective commercial medium.

     The market for Internet services in China has begun to develop only recently. Since the Internet is an unproven medium for advertising and other commercial services, our future operating results from online advertising and Web solutions services will depend substantially upon the increased use of the Internet for information, publication, distribution and commerce and the emergence of the Internet as an effective advertising medium in China. Many of our customers will have limited experience with the Internet as an advertising medium or as a sales and distribution channel, will not have devoted a significant portion of their advertising expenditures or other available funds to Web-based advertising or Web sites development, and may not find the Internet to be effective for promoting their products and services relative to traditional print and broadcast media.

     Critical issues concerning the commercial use of the Internet in China, such as security, reliability, cost, ease of deployment, administration and quality of service may affect the extent of utilization of the Internet to solve business needs. For example, the cost of access may prevent many potential users in China from using the Internet. Moreover, the use of credit cards in sales transactions is not a common practice in parts of China. Until the use of credit cards, or another alternative viable means of electronic payment becomes more prevalent, the development of e-commerce through our portal network will be seriously impeded. In addition, even when credit cards or another means of electronic payment becomes prevalent throughout China, consumers will have to be confident that adequate security measures protect electronic sale transactions conducted over the Internet and prevent fraud.

     Currently, there are a limited number of Web sites on the Internet that provide content for Chinese browsers in their own languages. We can provide no assurances that content provided through the Internet will increase and become an attractive source of information for the Chinese market that will generate advertising on our advertising affiliates or on our portal network.

     Our entry into the Chinese Internet market depends on the establishment of an adequate telecommunications infrastructure in China by the Chinese government.

     The telecommunications infrastructure in China is not fully developed. In addition, access to the Internet is accomplished primarily by means of the government's backbone of separate national interconnecting networks that connect with the international gateway to the Internet, which is owned and operated by the Chinese government and is the only channel through which the domestic Chinese Internet network can connect to the international Internet network. Although private sector ISPs exist in China, almost all access to the Internet is accomplished through ChinaNet, China's primary commercial network, which is owned and operated by the Chinese government. Indeed, the Rayes Group has the right to provide access to the Internet through ChinaNet. As a result, we are required to depend on the Chinese government to establish and maintain a reliable Internet infrastructure to reach a broad base of Internet users in China. We will have no means of getting access to alternative networks and services, on a timely basis or at all, in the event of any disruption or failure. We cannot predict that the Internet infrastructure in China will support the demands associated with continued growth. If the necessary infrastructure standards or protocols or complementary products, services or facilities are not developed by the Chinese government, our business could be materially and adversely affected.

Risks Relating To Our Proposed Operations

     The joint venture may be liquidated.

     The JV was established for an initial term of ten years and may be extended by the mutual consent of the parties to the joint venture agreement, subject to the approval of the relevant Chinese authorities. In the event the term of the joint venture is not extended, it will be dissolved and liquidated subject to the provisions of the applicable law and the JV agreement. In addition, the JV may be liquidated prior to the expiration of its designated term of ten years upon the occurrence of certain other events. These events include a force majeure, as a result of which performance of the obligations of the parties under the joint venture agreement has become impossible, or due to losses suffered in successive years. If the JV is unable to continue operation and the members of the board of directors of the JV unanimously agree, it may be liquidated ahead of the expiration date of its initial term.

     The joint venture has not yet achieved operating stability.

     The JV is attempting to achieve operating stability. Its ability to sustain operating efficiency, as well as its long-term profitability, have not yet been tested. The JV also faces the risk of increased competition from other large Internet service and content providers.

     Any adverse changes to China's Internet industry or to the profitability of key customers could lead to a decline in profitability. In addition, future changes to government relations regarding the Internet industry and market in China could restrict growth or profitability.

     The joint venture may lose revenues if the Cooperation Agreements are not renewed.

     The JV and Rayes Group agreed that the JV participate in the development of value added services related to Internet and for consulting business of ISP in Shanghai and Wuhan. The JV will receive a 50 percent consulting fee for its services under the Cooperation Agreement Regarding Internet Connection. The JV will also receive 100 percent revenues from customers under the Cooperation Agreement Regarding Internet Content for the services given by the JV. If the parties do not mutually agree to renew the Cooperation Agreements upon their expiration on July 1, 2004, the JV will lose a significant source of revenues.

     A change in currency exchange and devaluation could substantially affect the joint venture's operations.

     The Chinese government imposes controls on foreign exchange and China's currency, the Renminbi, is not yet freely convertible into foreign currency. We believe that it may be another decade before the Chinese government permits the Renminbi to be freely convertible.

     In 1993, the People's Bank of China (the "Bank of China") promulgated the Circular Concerning Extension of the Reform of the Foreign Exchange Control to launch measures for the adoption of a controlled floating exchange rate system based on market supply and demand. It also established an integrated and standardized inter-bank exchange market in order to enable the Renminbi to become freely convertible on a gradual basis. If certain prescribed conditions are met, an approved foreign invested enterprise may purchase foreign currencies from banks at the rate published by the Bank of China.

     If the Acquisition is consummated, we will conduct substantially all of our operations in China through the JV whose financial performance and condition will be measured in terms of Renminbi. Any devaluation of the Renminbi against the U.S. dollar would consequently have an adverse effect on our financial performance and asset value, when measured in U.S. dollars.

     If the Acquisition is consummated, our services will initially be provided, through the JV, in Renminbi denominated transactions. We will not be able to hedge Renminbi against the U.S. dollar exchange rate exposure in China because neither the Bank of China nor other financial institutions authorized to engage in foreign exchange transactions offer forward exchange contracts.

Risks Related To This Prospectus And The Common Stock

     Our information concerning China is based on various sources of information which may not be entirely reliable.

     Although the information contained in this prospectus regarding China has been obtained from a variety of government and private sources, independent verification of some of this material is not available and there can be no assurance that the sources from which it is taken or on which it is based are wholly reliable. Official statistics in relation to China may be produced on a basis differently to that used in Western countries. Accordingly, no assurance can be given as to the completeness or reliability of available information.

     We cannot guarantee that our attempt to form industry alliances will be successful.

     We will attempt to limit financial exposure by forming industry alliances in situations in which our access to inexpensive labor and the Chinese market can be complemented with the financial resources and operating expertise of established companies. If we are not able to form these alliances, our ability to fully implement our business plans could be limited. This would have a material, negative effect on our business, financial condition and results of operations.

     No cash dividends with respect to our shares.

     We have not paid cash dividends on our shares and, at the present time, do not anticipate paying any cash dividends in the foreseeable future. If our contemplated future operations are profitable, of which there can be no assurance, any income received would be applied to our business rather than to the payment of dividends. Any decision of whether to pay cash dividends on our shares will depend upon our earnings, if any, at the time, as well as our financial requirements and other factors. It is unlikely that we will pay cash dividends in the near future.

     We may have dilution problems resulting from subsequent financings.

     We have no book value for our shares. In addition, we anticipate we will need to raise capital through one or more future private placements and/or public offerings. As a result of these financings, ownership interests in the Company may be greatly diluted.

     There is no trading market or other liquidity for our shares.

     There currently is not a market for our shares, and there is no assurance that a trading market will develop subsequent to this offering. Because of this current and possible future lack of a market, investors in this offering may be unable to sell their shares when they wish to do so. There is no assurance that any investor will be able to use our shares as collateral for a loan or other matter.

     Even if a trading market develops, stock prices may be volatile.

     It is currently anticipated that, even if a market does develop, the price of the common stock will be low and also may be volatile. Many brokerage firms may not effect transactions and may not deal with low priced securities as it may not be economical for them to do so. This could have an adverse effect on developing and sustaining a market for our securities. In addition, there is no assurance that an investor will be able to use our securities as collateral.

     If a market does develop, trading in the common stock, if any, will occur in the over-the-counter market and we will attempt to have the common stock qualify for listing on the Nasdaq Stock market. There is no assurance that our common stock can be made to meet the criteria necessary to qualify for listing on the Nasdaq. Even if it does meet that criteria, there is no assurance that our stock would be accepted for listing on Nasdaq.

     Even if a market develops, the common stock may be subject to penny stock regulation.

     The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks". Generally, penny stocks are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Even if a market for the common stock develops, if our shares are traded for less than $5 per share, the shares will be subject to the SEC's penny stock rules unless (1) our net tangible assets exceed $5,000,000 during the first three years of continuous operations or $2,000,000 after our first three years of continuous operations; or (2) we have had average revenue of at least $6,000,000 for the last three years. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prescribed by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Even if a market our shares develops, our shares may be subject to the penny stock rules and holders of the shares may find it difficult to sell them.

                                 USE OF PROCEEDS


     We currently anticipate that we will apply all of the $100,000 that we receive from the maximum offering and all of the $75,000 that we receive from the minimum offering to costs of the offering.


                                 DIVIDEND POLICY

     We have not declared or paid any cash dividends with respect to our shares since our formation and do not presently anticipate paying any cash dividends on our shares in the foreseeable future.

                                 EXCHANGE RATES

     Migration's consolidated financial statements are presented in Renminbi ("Rmb"), the lawful currency of China. In this prospectus, references to "U.S. dollars", "US$" or "$" are to U.S. Currency and references to "Renminbi", "RMB" or "Rmb" are to China's currency. Solely for the convenience of the reader, this prospectus contains translations of certain Renminbi amounts into U.S. dollars at specified rates. These translations should not be construed as representations that the Renminbi amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated. The Rmb is not a freely convertible security. See "Risk Factors--A change in currency exchange and devaluation could substantially affect the joint venture's operations". Unless otherwise stated, conversion of amounts from Renminbi into United States dollars for the convenience of the reader has been made at the exchange rate quoted by the Bank of China on February 29, 2000 of US$1.00 = Rmb 8.8.

     The following table sets forth certain information concerning exchange rates between Renminbi and U.S. dollars for the periods indicated:

                                         Noon Buying Rate (1)
                                         --------------------
Calendar Year            Period End     Average (2)     High        Low
-------------            ----------     -----------     ----        ---
                                             (Rmb per US$)

1995                       8.3374         8.3852        8.5000     8.2916
1996                       8.3284         8.3387        8.5000     8.3267
1997                       8.3099         8.3193        8.3260     8.3099
1998                       8.2789         8.2969        8.3100     8.2778
1999                       8.2795         8.2785        8.2800     8.2770
2000 (through May 31)      8.2773         8.2784        8.2799     8.2773

---------

(1) The noon buying rate in New York for cable transfers payable in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York.

(2) Determined by averaging the rates on the last business day of each month during the relevant period.


                                   THE COMPANY

Overview Of The Company

     The Company was formed for the purpose of conducting the engineering services and the Internet related business of Migration by acquiring Migration through the exchange of shares of the Company for all the outstanding shares of Migration (the "Acquisition"). As a result of the Acquisition, Migration will become a wholly owned subsidiary of the Company. If the Acquisition or another form of arrangement by which the Company becomes involved in the business of Migration, is not consummated, the Company will not continue in the Internet business.


     In April 2000, we completed a private placement of our common stock in reliance on exemptions provided by the Securities Act. We sold 1,250,000 shares at $.05 per share, and we received approximately $50,000 in net proceeds. These funds will be used to pay costs associated with this offering.

     In June 2000, we entered into an agreement with the stockholders of Migration. The agreement provides for us to acquire all the outstanding shares of common stock of Migration in exchange for 40.2 million restricted shares of our common stock. The agreement also provides that the Acquisition will not occur unless and until we have completed the public offering described in this prospectus. See "Proposed Acquisition And Corporate Structure" below.


Proposed Acquisition And Corporate Structure


     Except for the private offering described above and organizational, structuring and other administrative costs incurred to date, we currently do not have any assets or operations. We have entered into an agreement with Migration, pursuant to which we will deliver 40,200,000 shares of our restricted common stock to the stockholders of Migration in exchange for all the issued and outstanding shares of common stock of Migration. As a result of the Acquisition, we will own all the issued and outstanding securities of Migration, and Migration will become our wholly owned subsidiary. Upon completion of the offering described in this prospectus, we will attempt to close the Acquisition.

     After consummation of the Acquisition, our operations will consist primarily of Internet related services, including Business-to-Business e-commerce, online distance learning, network engineering services, Web site hosting and Internet Service Provider consulting.

     Immediately after completion of the Acquisition, most of our operations will be conducted through Shenzhen Rayes Electronic Network System Co., Ltd., a Sino-Foreign Joint Venture (the "JV"), and our interest in the JV will be as follows: we will own 100 percent of the outstanding equity interests of Migration; Migration will continue to own 90 percent of the equity interests in the JV.

     Shenzhen Rayes Group Co., Ltd., a privately owned limited liability company incorporated in China, owns the other ten percent of the equity interests in the JV. In addition, Migration will own also owns 70 percent of the outstanding equity interests of Shanghai E-commerce Construction Technology Co., Ltd., which owns the Construction Net portal.

     The following chart shows the corporate structure of the Company upon consummation of the Acquisition.




                                    Corporate Structure of COL China Online International Inc.

                                        -----------------------------------
                                        COL China Online International Inc.
                                                    Delaware
                                        -----------------------------------
                                                       |
                                                      100%
                                                       |
  ------------------------------                ------------------------------
  Shenzhen Rayes Group Co., Ltd.                Migration Developments Limited
            China                                  British Virgin Islands
  ------------------------------                ------------------------------
               |                                               |         |
              10%                                              90%       |            -------------------   ------------------------
               |                                               |         |            Individual founders   Tongji Hi-Tech Co., Ltd.
 ------------------------------------------------------------------      |                  Chinese                  China
       Shenzhen Rayes Electronic Network System Co., Ltd.                |            -------------------   ------------------------
         Sino-Foreign Joint Venture registered in China                 70%                    |                       |
 ------------------------------------------------------------------      |                     |                       |
           |                   |                                         |                     5%                     25%
 -------------------    ----------------                                 |                     |                       |
 Shanghai COL Branch    Wuhan COL Branch                                 |                     |                       |
 -------------------    ----------------                                 |                     |                       |
                               |                                --------------------------------------------------------------
                               |                                    Shanghai E-commerce Construction Technology Co., Ltd.
                               |                                               Construction Net E-commerce
                               |                                --------------------------------------------------------------
                               |
                -----------------------
                      Education Net
                Online Learning Systems
                -----------------------



Business Of the JV


     The JV provides marketing and technical services for an Internet service provider ("ISP") and value-added e-commerce services , as well as the installation of computer network systems (i.e., local area networks) in China. The JV and Rayes Group agreed under a Cooperation Agreement Regarding China Online's Internet Connection Services Commercial Business (the "ISP Agreement") that the JV will provide technical and marketing services in Shanghai and Wuhan for the ISP of the Rayes Group in exchange for a 50 percent share of the profits. The JV also has a right of first refusal to purchase the ISP business in Shanghai and Wuhan should the Rayes Group desire to sell it and the Chinese government policy on foreign investment in the Internet industry change in a manner that would allow the JV to own it. At this time, however, foreign entities cannot own ISP operations in China.

     In addition, the JV and Rayes Group agreed under the Cooperation Agreement Regarding China Online's Internet Content Service Commercial Business (the "Internet Content Agreement") that Rayes Group supports the efforts of the JV to develop as a value-added business , and provides that the Rayes Group will provide technical support to the JV. The ISP Agreement and the Internet Content Agreement, which are referred to jointly as the "Cooperation Agreements", expire on July 1, 2004. They are renewable upon mutual agreement of the parties.

     The JV also designs proprietary Web sites in which it intends to market services and products of other companies and receive subscriber and other transactions fees for the services provided. The JV provides hosting services and is currently continuing to expand its bandwidth in Shanghai.

     The business of the JV also includes its Construction Net Internet portal and two agreements to install fiber optic cable in two newly constructed buildings, all of which are described below. These activities are in their developmental stage and little, if any, related revenues have been recognized through June 30, 2000.

     The JV has entered into an agreement with Rayes Group under which Rayes Group provides facilities and services to the JV for a monthly management fee of Rmb 15,000 (or US$1,700) until October 30, 2004. The parties also agreed that the JV will bear telecommunication costs, including the initial telecommunications incremental costs, related to the ISP operations provided that Rayes Group will pay all other costs related to expansion of the telecommunications facilities related to the ISP operations.


     1. Network Engineering


     The JV's primary source of revenue to date has been the installation of network application systems (i.e., local area networks or "LANs") and the development and installation of the related software. The JV has a strong engineering and software team for providing network application services to major enterprises and government organizations.

     The JV can develop and install complex application systems for major corporate and government users. The technical department can design specialized software for large users such as banks or government departments, or design personnel and financial administration systems for enterprises. The JV also can design, install and maintain major wiring systems in offices in order to create the network structures. The JV originally had an engineering team working from Wuhan and recently has establish ed a team in Shanghai for the same type work.

     The engineering side of the Chinese Internet industry is continuing to experience rapid growth in revenues. Revenue for software and services grew 22 percent in 1999 after increasing by 20 percent in 1998, according to the Ministry of Information Industry.

     The JV has entered into agreements with Comtech International Ltd., a large engineering firm, to perform network engineering work on two new financial center office buildings which are currently under construction. The first project will take place at the Shanghai Pudong International Financial Center, the Bank of China's regional headquarters, at an agreed cost of US$900,000 (or Rmb 7,920,000). The second project, at the Wuhan Cooperative Bank Center, has a projected cost of Rmb 8 million (or US$909,090).

     2. Web Hosting

     The JV is currently expanding its bandwidth in Shanghai to gear up for an expansion of its Web hosting business. Until mid-2000, it had been held back by the lack of bandwidth.

     The JV currently provides Web hosting services to a limited number of organizations including the Shanghai Fire Protection Bureau and the University of Finance & Economy in Shanghai. The JV is working to expand its services to include Web hosting for companies doing e-commerce. The JV anticipates that it also will become an Application Services Provider ("ASP"), providing more complex software on a pay-per-usage basis, by the end of 2001. It is currently contacting software companies in both China and the US regarding ASP services.

     The JV has its own Sun servers in its offices that are capable of serving as Web host for corporations and government agencies. The JV has technical staff on duty 24 hours a day, seven days a week. It is now working to update its bandwidth and to keep abreast of current technology so the Web's best features are available to users. To bolster the service, the Shanghai and Wuhan offices also offer domain name registrations, and both sites have Web page design departments for building individual Web pages.

     The JV's hosting service offers both "Virtual Hosting", where many companies can share a single Web Server in the JV's office, as well as "Dedicated Hosting", in which a single client will use one server. The JV also function as a "server farm", with the customer sending its server to the JV office for custody and technical support.

     The JV believes it may be able to locate potential new Web hosting clients through its Construction Net, as building materials trading centers will be encouraging retailers and wholesalers in the centers to set up their own Web sites. In addition, the JV is currently developing a new Web site of its own (www.col-webhost.com) to promote its Web hosting services in China. The site will be part of a marketing effort to make it simple and easy for Chinese companies to quickly launch their own Web sites on the JV's servers. The JV is launching a simple one-price marketing plan for enterprises in China, which currently pay hosting fees higher than those in more developed countries.

     Many companies in China are quickly moving to develop a presence on the Web, but most lack the professional talent to manage applications and platforms on their own. Most of these companies also lack both the budget and the bandwidth to deliver a system that can expand a simple Web operation to a complex business application such as an e-commerce transaction site. The JV's plan is to function like an in-house IT department. While computer and Internet penetration in China is well behind that of other western countries, the JV expects the Web hosting business will rapidly evolve into management of mission-critical systems. The JV is planning to expand its business process management services and provide new value-added services for its hosting customers.

     3. Business-To-Business E-Commerce

     The JV intends to develop Business-to-Business ("B2B") e-commerce portals from its offices in Shanghai and Wuhan. The first B2B product on the Internet is Construction Net, designed to facilitate trading of building and construction materials.

     Control of Construction Net was acquired by Migration in June 2000. Migration holds 70 percent of the outstanding equity interests in Shanghai E-commerce Construction Technology Co., Ltd., which owns Construction Net. The acquisition of the Construction Net assets was for Rmb 1.1 million (or approximately US$125,000).

     Construction Net is China's first Internet site for trading and promoting building and decorating materials. It shows the pricing and availability of numerous products offered in 26 large building materials trading centers in 24 major cities around China. Construction Net's original web site www.interjiancai.com is being shifted to www.col-construction.net following the Acquisition.

     The site already contains the largest data base of building materials pricing data in China, with 80,000 individual prices listed. In June, 2000 the site also began to offer building materials such as flooring or paint for sale in a cooperative arrangement between Construction Net and individual wholesalers.

     E-commerce transaction software is being added to the site during the second half of 2000 to earn income from transactions; however, we anticipate that e-commerce will not be functional for at least a year thereafter. As an alternative, Shanghai Construction Technology will also act to facilitate broker transactions. In addition, Construction Net is being expanded into a more comprehensive portal that will encompass project planning for major construction projects and to reach out to related industries such as architecture. This concept is currently being discussed with a US software company that has offered to provide project planning software in simplified Chinese. As China both imports and exports large amounts of building materials, the site will evolve from a Chinese-only site into a bilingual site that allows trading in both Chinese and English by the end of 2000.


     The Chinese building materials industry is well suited for e-commerce because it is highly fragmented. Most of China's construction materials are sold in hundreds of thousands of small shops that typically offer a limited selection of goods in small quantities, while specializing in only a few items. In three major cities, Beijing, Tianjin and Shanghai, there are more than 17,000 building materials retail shops.

     In addition, building materials prices around China are highly disparate. The same item can sell in two cities in different parts of China for a 20 percent price differential, prompting many buyers to shop around China looking for less expensive prices. China's medium and large-size building materials companies reported turnover equivalent to $24 billion in 1999, meaning that savings of even small percentages are significant in dollar terms.

     The Construction Net Web site lists pricing and availability of ten major categories of building materials, ranging from hardwood flooring to paint. The database carries a list of approximately 80,000 prices offered on items sold in individual centers across the country.

     The building materials centers are a key part of building material sales in China. They typically consist of one or more extensive exhibition halls that contain several floors of retail storefronts and display centers, which may include 1,000 or more independent retailers and wholesalers in one location. Construction Net has established partnerships with building materials centers across China. Under the agreements, the centers will:

     o provide space for an office for Construction Net in that building materials center;
     o assist in collecting pricing and availability of building materials from merchants located there;

     o allow the space to be used for displaying products listed on the Web site, or for delivery of some products ordered through the site; and
     o encourage individual wholesalers and retailers to open individual Web sites.

     Each building materials center has an office either staffed by employees of Construction Net or by the building materials centers. Those employees collect pricing and availability from merchants in that particular center and then forward it to Construction Net's head office in Shanghai, where it is posted on the Web site.

     We anticipate having agreements with more than 50 building materials centers by the end of 2000. By January 2000, the JV had signed contracts with 26 centers and had staff working in 10 markets, including cities such as Beijing and Shanghai. The staff also markets advertising and Web hosting services to individual wholesalers and retailers located at the markets. The centers provide Construction Net with access and contacts with thousands of wholesalers and retailers across China.

     Shanghai Construction Technology is working to turn Construction Net into a full e-commerce system with an electronic payment system set up with a bank. It is working with China Merchants Bank, a Chinese domestic bank with e-commerce experience, to create the secure and trustworthy payment system. This would allow the collection of transaction fees on e-commerce deals. This transition to full e-commerce has been held up by the lack of both a regulatory environment and payment systems offered through Chinese banks. Both shortcomings are expected to be rectified by the end of 2000 although there is no assurance that this expectation is correct. If and when these issues are resolved, we intend that Construction Net will be retooled to conduct complete transactions online.

     Construction Net is being prepared for e-commerce even before the opening of a proper bank clearing system in China so that it can start full e-commerce transactions as soon as the system is ready. Construction Net has no revenues and is currently allowing access into its site and related database in efforts to solicit business. It expects that its primary sources of income will be from the following, although it cannot predict if or when these sources will commence: advertising; charging individual retailers and wholesalers to build Web pages and hose their sites; and transactional fees.

     Full e-commerce can take place after China's banks adopt a more comprehensive e-commerce transaction and clearing system.

     4. Education Through The Internet - Education Net

     The JV has created Education Net, an Internet-based learning tool that allows students at participating institutions to follow specific courses in which they are enrolled. By extending the lessons of the classroom to students' home computers, they will be able to use the Internet to help with their homework and prepare for examinations. As of the date of this offering, the JV has not received any revenues with respect to Education Net, but it expects to obtain revenues by September 2000 by providing services through telephone modems and cable TV. The JV has agreed to share revenues with China Telecommunications and the Education Ministry by which the JV, China Telecommunications, and the Education Ministry will receive 50 percent, 20 percent and 30 percent, respectively, of the revenues obtained from services provided through telephone modems. The JV has also agreed to share revenues with Wuhan Cable TV and the Education Ministry for services provided through cable TV upon which the JV, Wuhan Cable TV, and the Education Ministry will receive 30 percent, 30 percent and 40 percent, respectively.

     Education Net has been initially introduced in the city of Wuhan. In a project unique for China, Education Net is being developed in conjunction with the Education Commission, marking the first time the Education Commission has given its blessing to an online learning project and assisted with its development. While there are several other online learning sites in China, all have been developed either by individual secondary schools or by private companies wanting to offer online learning or software systems.

     With the Education Commission's active backing, local schools in Wuhan were being connected to the Internet and Education Net's local home page (www.whedu.com.cn) during the middle of 2000. A total of 100 middle and secondary schools are expected to be connected by the end of the year. As the date of this offering, the JV has not received any revenues with respect to Education Net, but expects to obtain revenues by October 2000, shortly after the start of the next school year in China.

     While schools are linked to the site, students also are able to connect to the site through their computers at home. They will be able to dial into the Web site through a normal telephone modem under an agreement with China Telecom. But they also have the option to take delivery by cable under an agreement with Wuhan Cable TV, which has nearly one million subscribers, and is able to offer an "always on" connection for a flat fee. Normally, Internet service providers in China charge an hourly fee for connection.

     The system is intended to be expanded into the remainder of Hubei province, which includes Wuhan. The province has 100 million inhabitants and its capital is Wuhan. The large number of participating schools in Wuhan will make it the largest online schools network in China.

     We intend to expand Education Net in several ways, including the following:

     o The JV is currently negotiating with a leading computer maker to bundle its servers with Education Net software and the JV's management and data entry system as well as its web hosting capabilities. The bundled package will then be offered to individual school districts around China. The JV is striving to become an Applications Service Provider (ASP) and web host for educational institutions around the country.

     o The JV has already received offers from other educational bodies, including several major universities, which also would like to use the Education Net system to offer online teaching materials to bolster classroom work. For example, a Chinese university for Master of Business Administration (MBA) degrees has asked the JV to make a proposal on offering distance-learning MBA educational materials.

     o It will link with a separate "after school" site (www.col-youth.com) currently under development that would appeal to young people, with components from sports to popular music to post-secondary education overseas. That site also is intended to allow business-to-consumer e-commerce.

     In Wuhan, the content of the Web site includes relevant, local teaching materials provided by leading local school teachers, tying it into the courses they are studying in the classroom. For example, a secondary school student taking geography could access the Internet and see the guidance notes for that particular geography class. As well, there would be sample geography examinations relevant to that student and provided by local teachers.

     The teachers' lesson notes and the sample examinations are just part of the Education Net page, which also includes bulletin boards for discussions between teachers and students, background information for students and parents as well as updated news for students. Work on the site is underway to broaden the communications links between teachers and students and parents.

     While parts of the site are free of charge for any student, access to the lesson materials and sample examinations require the student to register and pay a monthly fee. The registration and connection fee is the local currency equivalent to approximately US$12.50, while the monthly fee is equivalent to approximately US$6.25.

     Education Net in Wuhan is currently operated through several agreements. They include:

     o Agreements for the supply of information. During January 2000, the JV, Wuhan branch, signed three-year agreements with several leading secondary schools in Wuhan, guaranteed by the Wuhan Education Commission. The purpose of the agreements is to ensure relevant teaching and testing materials is provided on a timely and regular basis. They specify required subject materials, and in what amount. The Education Commission guarantees to monitor the schools and guarantees the quality of the material. In turn, the JV is to make an initial payment equivalent to US$2,400) to each of these individual schools and will provide each of them with three personal computers.

     o Agreements for access to the Internet. Education Net is used by the students both in schools and their homes. Schools will be connected with fiber optic connections for faster downloading of information. At home, students have two ways to access the Internet, and thus Education Net. One is the traditional dial-up service through their telephone modems, which is expected to attract about 70% of home users. The other 30% are expected to use a cable modem.

     In October 1999, the JV agreed with Wuhan Cable Television Station, a cable TV operator, to offer the education service. The connection requires a small cable modem for the home computer, and the JV has arranged for ample production of the modems for home use.

     The cable option is offered in conjunction with Wuhan Cable TV because it will allow faster downloading of information, especially graphics. It also has the attraction of "always on" for the monthly fee, in contrast to dial-up service, which in China incurs an hourly connection fee.

     Wuhan Cable TV serves the metropolitan area of Wuhan, and has nearly one million subscribers. The JV intends to develop additional products to offer over Wuhan Cable TV, and the JV will attempt to make further tie-ups with other cable operators.

     As described above in this section, the JV will receive 50 percent of the revenues from Internet access fees through telephone modems and 30 percent of the revenues for Internet access fees through cable modems.

     The Market For Education Net

     Access to Education Net creates major opportunities for private-sector education in China. China's ten million secondary school students go through an intense examination regime that determines whether they can be promoted to the better secondary schools, and subsequently whether they can be admitted to university.

     With 3.2 million students completing their final year of secondary school in 1999, there is a strong competition for university placements. As a result, parents place great importance on their child's studies. It is not uncommon for many parents in the more developed urban centers such as Shanghai, Beijing or Guangzhou to spend the equivalent of US$50 to US$100 per month per child outside the classroom for additional English lessons or tutorials in specific subjects such as mathematics, in order to help them gain a coveted place in university.

     The drive for academic success is a key reason a rapidly increasing number of Chinese families are buying personal computers. Approximately 40 percent of PCs sold in China are used by schools and colleges with another ten percent bought for use in the home, mainly by parents wanting to boost educational opportunities for their only child. Wuhan's municipal Department of Education has found that approximately ten percent of secondary students in 50 of the city's better secondary schools have a computer in their homes, a figure even higher in more developed coastal cities such as Beijing or Shanghai.

     In China, the drive for education does not end with high school or university. The shift to a market economy in recent years has left millions of company executives untrained for the changing workplace. With China's entry to the WTO looming, many working adults are eager to enroll in additional management training courses, university extension courses, or distance-learning MBA degrees. These are usually not provided by the state-run education system. As people are willing to pay tuition fees for privately organized courses, the opportunities for online educational and training opportunities are very strong in China.

     5. An Internet Service Provider Consultant

     The JV is able to participate in the development of the ISP of "China Online" and to share in the ISP revenues under the ISP Agreement. The JV, in its consulting role, is creating appealing home pages and portals in order to attract more hits. The Company is continuing to revamp and upgrade the content of its home pages.

     Subscribers to China Online in Shanghai currently have a Home Page that is a general interest page. Clicking on the Home Page (www.sh.col.com.cn) they will find the following:

     o    news, both domestic and foreign, which is updated daily;
     o    sports results, including photos;
     o business news and related information such as an online real estate exhibition and links to the JV's Construction Net;
     o an e-medicine service, including a medical information database and lists of medical professionals in Shanghai; and
     o lifestyles information, including fashion, computer games, a "personals" introduction service, and travel information.

     As the ISP consultant, the JV is working with the Rayes Group to revamp the Home Page, and change its emphasis and direction. The company is working on the redevelopment of the Home Page to specialize in information and services to small and medium-sized companies focused on import and export business. Many of these are new privately owned businesses.

     The revamped Home Page will provide relevant information for setting up and operating a business, including a lot of information on specific aspects ranging from accounting to marketing. The site also will contain Business-to-Business transaction software so that companies are able to buy business and office supplies through the Web site.

     It will offer free e-mail and later, in conjunction with the Web hosting business, allow companies to set up a simple low-end web site through the Internet. This would allow for cross-selling, because as the companies grow, they would be encouraged to use the JV's Web hosting services to create a more complex Web site and boost their presence on the Internet. As they grow, they also may need network engineering services.

     Because these companies are in the import or export business, there will be opportunities for the company to help to broker transactions through the Business-to-Business software on the Home Page, earning transaction income. Free ISP connections also could be given to companies that use the JV for Web Hosting or e-commerce transactions. The ISP is valuable because the Home Page of an ISP is the default Home Page used by 19 percent of Chinese Internet users, according to a 1999 survey carried out by an arm of the Ministry of Information Industry.

     Internet Cafes And Bars

     Shanghai has nearly 800 Internet cafes and bars throughout the city of 13 million inhabitants. They have become increasingly popular in recent years as more people want to log onto the Internet yet lack a computer in their homes or access to a computer at their office. Many university students in Shanghai use free e-mail services such as Hotmail, but are unable to use the school computers during their free time at night and on weekends.

     The Chinese government stipulates that Internet cafes must apply to connect to the Internet through the ISP designated for that district. The Rayes Group has been granted the exclusive rights to offer an ISP to Internet cafes and bars in Nanshi District, a suburb in southern Shanghai with a population of 550,000.

     Approximately 30 Internet cafes in the Nanshi District have their Internet connection through the Rayes Group. The cafes pay approximately $125 each per month, which is a primary source of revenue with respect to the ISP service of the JV.


New Business Under Development


     The JV intends to expand its Internet related services to create new products and content that earn commission income on buying and selling transactions as well as income from acting as a Web host or an ASP. Two other sites under development are extensions of the JV's current product line as described below:

     a.   A Finance & Investment Portal (www.col-money.com)

     The proposed portal will contain the following two sections:

     o business finance section. It will include news, data and tools to help them plan and organize the financing of their businesses. This will link with the revamped Home Page, which will cater to small and medium-sized business. There will also be links to the JV's Web Hosting and Network Engineering services; and

     o a personal finance section. It will include international financial news, a database of financial information, bulletin boards and chat lines for people such as day traders as well as analytical tools to help people plan their investment portfolios . There will be information on insurance and mutual funds . The JV is currently discussing with a stock brokerage company the feasibility of trading Chinese stocks on the site, or to have links to an outside brokerage. The outcome of these discussions is not certain.

     b.   Youth Portal (www.col-youth.net)

     The JV is currently designing a youth site to work as the commercial extension of Education Net, which currently helps students follow their classroom lessons through supplementary teaching on the Internet. The youth site will stand on its own as a narrowly focussed site aimed at young people in secondary school and university, with ages ranging from about 17 to the mid-20s. The reason for targeting this age group is that it makes up the bulk of the Internet users in China.


     The major concern for this age group is their post-secondary education, either preparing for or attending university. There is little information and help available from the government or educators on the status of the more than 1,000 post-secondary institutions in China that they can attend.


     The youth Web site will allow the secondary students in China to compare and contrast those institutions. There is strong interest among students in doing so now that the education market is becoming increasingly commercial and that the students now have to pay for their own tuition.

     The youth Web site will include:


     o    a host for alumni associations;
     o    chat groups and bulletin boards;
     o    bulletin boards;
     o    links to education sites overseas;
     o    information on related overseas subjects such as overseas study;
     o    entertainment, computer games and sports updates.

    As the site is aimed at young people who have either obtained or want to obtain higher education, the JV seeks lot of scope for sponsorship and advertising from companies that want to reach this future generation of leaders and higher-income earners. Groups from banks to car companies to overseas universities would be natural sponsors and advertisers. The site will aim to co-operate with universities and carry information on their courses in databases. As the JV already offers Web hosting services and educational software, it could be a natural host for some universities that want to create their own home pages in order to connect their students. The site will also offer e-commerce opportunities, by linking with other companies to offer and sell goods such as books, music and travel on the site.


Governance And Operations Of The JV

     As a Sino-Foreign Joint Venture, the JV is an equity joint venture governed by the Chinese Joint Venture Laws. The parties to the JV participate in the profits and losses of the joint venture in proportion to their contributions to capital. The operations of the JV are subject to the contract between the joint venture partners, the joint venture's Articles Of Association, and an extensive body of law governing such matters as formation, registration, capital contribution, capital distributions, accounting, taxation, foreign exchange, labor and liquidation.

     The JV is governed by a board of directors (the "JV Board") consisting of five directors. Migration is entitled to appoint four directors, including the Vice Chairman of the JV Board, and Rayes Group is entitled to appoint the Chairman of the JV Board.

     The day-to-day operations and the execution of the decisions of the JV Board is the responsibility of the General Manager and the JV's executives. Pursuant to applicable Chinese laws and the contract between the parties of the JV, certain major actions require unanimous approval by all of the directors of the JV called to decide on such actions. These actions include amendments to the Sino-Foreign Joint Venture Contract and the JV's Articles Of Association; increases in, or assignments of, the registered capital of the JV, a merger of the JV with another entity, or the termination and dissolution of the enterprise. All other actions by the JV Board require approval by two-third of the directors, including the appointment of officers, strategic planning and budgeting, employee compensation and welfare, and distribution of after-tax profits.

Term And Scope Of Licenses

     On October 30, 1998, Rayes Group was granted a license to operate an ISP in 80 cities, including Shanghai and Wuhan, by the Ministry of Information Industry and the Telecom Department of China. The business license is valid for five years and may be renewed thereafter upon approval of that Ministry (or its designated approval authority). The business license defines the Rayes Group business scope as "computer, information networks and Internet business".

     On September 15, 1999 the State Administration of Industry and Commerce granted the JV a certificate of approval to establish its enterprise and a business license with a business scope for "computer software, hardware and network systems, and the development of telecommunications hardware". The term of the business license is for ten years since September 11, 1996, the date in which the JV, under the name Neihi Electronic Systems Co. Ltd., was granted another business license, now expired.

Research & Development

     Migration has spent approximately Rmb 154,564 (or approximately US$18,622) on research and development during fiscal 1999 and approximately Rmb 276,549 (or approximately US$17,564) for the seven months ended February 29, 2000.

Employees

     The JV is subject to the Sino-Foreign Equity Joint Venture Enterprise Labour Management Regulations. In compliance with those regulations, the JV's management may hire and discharge employees and make other determinations with respect to wages, welfare, insurance and discipline of employees. The JV will, as required by law, establish special funds for enterprise development, employee welfare and incentives, as well as a general reserve. In addition, the JV is required to provide its employees with facilities sufficient to enable the employees to carry out trade union activities.

     The JV currently has 50 employees, all of which are employed full time.

Taxation

     A Sino-Foreign joint venture with a minimum term of ten years and engaged in Internet services is exempt from state income tax for the first two years after becoming profitable. For three years thereafter, it is eligible for a 50 percent reduction in applicable state income tax. The JV has not yet become profitable, and there is no assurance that in the future it will be eligible for income tax exemption.

Distribution Of Profits

     After provision for social welfare funds for employees and provision for taxation, the profits, if any, of the JV will be available for distribution to the parties in proportion to their respective capital contributions. Any such distributions must be authorized by the JV Board.

Assignment Of Interest

     Any assignment of an interest in the JV must be approved by the Chinese government. The Chinese Joint Venture laws also provide for pre-emptive rights and the consent of the other joint venture party for any proposed assignments by one party to a third party.

Liquidation

     Under the Chinese Joint Venture laws, the JV may be liquidated in certain limited circumstances, including expiration of the ten-year term or any term of extension, the inability to continue operations due to severe losses, force majeure, or the failure of a party to honor its obligations under the joint venture agreement and Articles Of Association in such a manner as to impair the operations of the joint venture. The Chinese Joint Venture laws provide that, upon liquidation, the net asset value (based on the prevailing market value of the assets) of a joint venture shall be distributed to the parties in proportion to their respective registered capital in the joint venture.

Resolution Of Disputes

     In the event of a dispute between the parties, attempts will be made to resolve the dispute through friendly consultation or mediation. In the absence of a friendly resolution, the parties have agreed that the matter will first be referred to the Shenzhen Committee of the International Economic and Trade Arbitration Commission, whose decisions are final and enforceable in Chinese courts. The losing party will be liable for the arbitration fees.

Expropriation

     The Chinese Joint Venture laws provide that China will not nationalize or requisition enterprises in which foreign funds have been invested. However, under special circumstances, when public interest requires, enterprises with foreign capital may be legally requisitioned and appropriate compensation will be made.

Description Of Property

     We are currently located in the offices of our President, Mark K. Shaner. Commencing in April 2000, we pay Mr. Shaner a total of $1,000 for his services and do not pay him additional amounts for use of the office space.

     The JV owns a 5,300 square foot office in Wuhan. The property was purchased in February 2000 for a total purchase price of $275,000. The property has a seven-year mortgage with a Chinese bank for $192,000 at an interest rate of 4.65 percent per year. Upon the consummation of the Acquisition, our headquarters for our Chinese operations will be located at the Wuhan property.

     The JV also has an eight-year lease that expires on April 24, 2008 on an approximately 7,000 square foot office in Shanghai at a cost of approximately $2,300 per month for the first three years, approximately $2,600 for the following three years, and approximately $2,900 per month for the remaining of the lease. The lease is renewable upon mutual consent of the parties on the expiration date.

     All properties are in good condition.

Legal Proceedings

     We know of no litigation pending, threatened, or contemplated, or unsatisfied judgments against the Company, or any proceedings of which the JV is a party. We know of no legal actions pending or threatened, or judgment entered against any of our officers or directors in their capacities as such.

Available Information

     We have filed a registration statement with respect to the securities offered by this prospectus with the Securities and Exchange Commission. This prospectus, filed as part of that registration statement, does not contain all the information set forth in or annexed as exhibits to the registration statement, certain portions of which have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information with respect to our Company and this offering, reference is made to the registration statement, including exhibits filed with the registration statement, which may be read and copied at the Public Reference Room maintained by the SEC at the following addresses:

     o    450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549
     o    500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511
     o    7 World Trade Center, New York, New York 10048

     Copies of these materials also can be obtained at prescribed rates by writing to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information concerning the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, materials filed electronically by us with the SEC are available at the SEC's Internet Web site at http://www.sec.gov.

               PRO FORMA COMBINING CONDENSED FINANCIAL STATEMENTS

     The Company and Migration Developments Limited entered into a stock exchange agreement, whereas the Migration stockholders will acquire approximately 80 percent of the common stock of the combined entity. Therefore, for financial statement purposes, Migration is considered the acquiring company, and the transaction has been treated as a purchase by Migration of the Company. The net assets of the Company acquired in the exchange are recorded at their historical recorded value which approximates their fair market value.

     The Acquisition is contingent upon the Company's successful completion of this public offering, therefore the pro forma information reflects the receipt of the Company's private offering and minimum amount in this offering.

     The accompanying unaudited pro forma combining, condensed balance sheet combines the balance sheet of the Company as of March 31, 2000 with the balance sheet of Migration as of February 29, 2000, and the receipt of proceeds from the Company's private and public offerings.

     The accompanying unaudited pro forma combining, condensed statement of operations combines the operations of the Company for the period from its inception (February 22, 2000) to March 31, 2000, with the operations of Migration for the seven months ended February 29, 2000, as if the Acquisition were completed as of the beginning of Migration's fiscal year. Pro forma combined information for the year ended July 31, 1999 is not included in this prospectus as the Company was not incorporated until February 22, 2000.

     Migration's principal operations are in China. Migration's historical financial statements are presented in Renminbi ("RMB" or "Rmb"), its functional currency. For pro forma presentation purposes, these amounts have been presented in US dollars based on the exchange rate at February 29, 2000 (8.8 RMB to one US dollar).

     These statements are not necessarily indicative of future operations or the actual results that would have occurred had the Acquisition been consummated at the beginning of the periods indicated.

     The unaudited pro forma combining, condensed financial statements should be read in conjunction with the historical financial statements and notes thereto, included elsewhere in this document and with the discussion under the caption "Management's Discussion And Analysis Of Financial Condition And Results Of Operations".


                            PRO FORMA COMBINING, CONDENSED BALANCE SHEET
                                             (UNAUDITED)
                                            (US Dollars)


                                                                   Pro Forma Adjustments
                                     The Company    Migration      --------------------------------------
                                      March 31,    February 29,        (A)           (B)       Pro Forma
                                        2000           2000         Offerings      Exchange     Combined
                                     -----------    -----------    -----------    ----------   -----------
CURRENT ASSETS:
    Cash                             $     1,050    $    17,214    $    37,500    $     --     $    55,764
    Receivables                             --           71,171           --            --          71,171
    Other current assets                   6,000          7,104           --            --          13,104
                                     -----------    -----------    -----------    ----------   -----------
         Total current assets              7,050         95,489         37,500          --         140,039

PROPERTY AND EQUIPMENT, net                 --        1,295,443           --            --       1,295,443

INTANGIBLE ASSETS                         22,500        984,848        (22,500)         --         984,848

OTHER ASSETS                                --           17,615           --            --          17,615
                                     -----------    -----------    -----------    ----------   -----------

TOTAL ASSETS                         $    29,550    $ 2,393,395    $    15,000    $     --     $ 2,437,945
                                     ===========    ===========    ===========    ==========   ===========

CURRENT LIABILITIES:
    Accounts payable                      45,243         97,337           --            --         142,580
    Other                                   --           22,291           --            --          22,291
                                     -----------    -----------    -----------    ----------   -----------
         Total current liabilities        45,243        119,628           --            --         164,871
                                     -----------    -----------    -----------    ----------   -----------

DUE TO MAJORITY STOCKHOLDER                 --        3,050,233           --            --       3,050,233

MINORITY INTEREST                           --           26,126           --            --          26,126

STOCKHOLDERS' EQUITY                     (15,693)      (802,592)        15,000          --        (803,285)
                                     -----------    -----------    -----------    ----------   -----------

TOTAL LIABILITIES AND
    STOCKHOLDERS' EQUITY             $    29,550    $ 2,393,395    $    15,000    $     --     $ 2,437,945
                                     ===========    ===========    ===========    ==========   ===========

TOTAL REVENUES                       $       --     $    137,083   $      --      $     --     $   137,083

COST OF GOODS SOLD                           --           85,188          --            --          85,188
                                     ------------   ------------   -----------    ----------   -----------

GROSS MARGIN                                 --           51,895          --            --          51,895

OPERATING EXPENSES                        101,086        638,622        35,000          --         774,708
                                     ------------   ------------   -----------    ----------   -----------

LOSS BEFORE MINORITY INTEREST            (101,086)      (586,727)      (35,000)         --        (722,813)

    Minority interest                        --           58,672          --            --          58,672
                                     ------------   ------------   -----------    ----------   -----------

NET LOSS                             $   (101,086)  $   (528,055)                              $  (664,141)
                                     ============   ============                               ===========

NET LOSS PER SHARE,
    Basic and Diluted                $       (.01)   $        N/A                              $       (.01)
                                     ============    ============                              ============

WEIGHTED AVERAGE SHARES                 7,050,000             N/A     2,750,000   40,200,000     50,000,000
                                     ============    ============  ============   ==========   ============


                                                 30

----------

NOTES TO PRO-FORMA COMBINING CONDENSED FINANCIAL STATEMENTS

(A) To record the issuances of 2,750,000 shares of common stock, of which 1,250,000 was issued in the Company's private offering and 1,500,000 (assuming the minimum offering) will be issued in this public offering at $.05 per share. Assuming the maximum offering is sold, an additional 500,000 shares, or $25,000, could be raised in the offering. The costs associated with the offerings of $12,000, in the private offering, and approximately $110,000, in the public offering, have been offset against this offering. As the costs associated with this offering exceed the proceeds to be received, the balance of $35,000 (i.e., approximately $110,000 of costs less $75,000 of proceeds) has been expensed.

(B) To reflect the Acquisition of the Company in a purchase transaction with Migration, accounted for as a reverse merger. No goodwill is being recorded on the Acquisition as the Company has limited operations and was formed for the sole purpose of merging with Migration.


            MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

     The following is a discussion and comparison of the financial condition and results of operations of the Company as of March 31, 2000 and the period then ended as well as of Migration Developments Limited ("Migration") as of and for the periods ended July 31, 1999 and February 29, 2000. These discussions should be read in conjunction with our financial statements, the notes to the financial statements, and the other financial data included elsewhere in this prospectus.

COL CHINA ONLINE INTERNATIONAL INC.

Introduction

     The Company is a development stage company incorporated on February 22, 2000. Its sole purpose is to provide an investment vehicle into which Migration Developments Limited can be acquired through an exchange of shares. To date the Company has raised limited capital from its founders and in a private offering of securities. The Company has also coordinated this public offering and the exchange of shares with Migration. The Company has recognized no revenues, nor is it expected to in the future, until it acquires Migration. The Company's expenses have been related only to professional fees incurred in connection with the planned exchange of shares between the companies. After this proposed public offering and exchange of shares, Migration will own approximately 80 percent of the Company.

     The ability of the Company to continue operations as a going concern is dependent upon the successful completion of the exchange with Migration and the continued support from the Company's principal stockholder until the Acquisition occurs. The proceeds from this public offering are not expected to be adequate to cover its costs. After the Acquisition, the continuation of the combined entity will be dependent upon the continued support of Migration's majority stockholder, until such time as, when or if, the combined entity achieves positive cash flows from operations or additional funds are raised in future private and public offerings.

Liquidity and Capital Resources

     The Company has negative working capital as of March 31, 2000 of approximately ($38,000). Subsequent to March 31, 2000, the Company sold an additional 1,250,000 shares of common stock at $.05 per share and raised $50,000, net of related offering costs. Proceeds from this public offering are between $75,000 and $100,000, dependent upon whether either the minimum or maximum, respectively, is raised in this offering. In either event, this amount is not expected to cover the related costs of $110,000 of this public offering. Therefore, even after this public offering, the Company will continue to be dependent upon the principal stockholder for continued financial support. The Company intends to raise additional funds through public or private offerings in the future, however, there is no assurance the Company will be successful in these endeavors.

     Cash used in operations was zero, which was the net loss of approximately $101,000 offset by accounts payable incurred in operating activities of approximately $22,743 and expenses paid directly by the principal stockholder of $84,343. The Company had no cash flows from investing activities. Cash flows from financing activities approximated $1,000. This was comprised of contributions by the principal stockholders, excluding cash paid by the founding stockholder prior to incorporation for professional fees incurred on behalf of the Company of approximately $84,000.

Statement of Operations for the Period Ended March 31,2000

     The financial statements reflect only the operations of the Company from its inception on February 22, 2000 to March 31, 2000, including certain costs, which were incurred and paid to third parties prior to incorporation of the Company by the Company's primary stockholder. The Company's total expenses and related net loss relate solely to professional fees paid to attorneys and accountants in connection with the proposed Acquisition of Migration and totaled approximately $101,000. After the exchange a substantial portion of these costs are not expected to be recurring as they related to due diligence costs associated with the exchange with Migration. However, having foreign operations with public reporting obligations in the United States does subject the Company to certain additional costs not normally associated with a US public company with only US operations. These costs include, among other costs, travel and coordination with foreign professionals. Therefore, the Company is unable to accurately estimate the amount of costs, which will not be recurring.

     The Company has no full time employees or commitments. It is currently paying $1,000 per month under a cancelable agreement with a director/officer.


MIGRATION DEVELOPMENTS LIMITED

Introduction

     Migration is a British Virgin Island incorporated entity. After the Acquisition, it will become a wholly owned subsidiary of the Company. For financial reporting purposes, however, the exchange of shares between the Company and Migration will be considered a reverse acquisition and Migration will be considered the acquiring entity. Therefore, the continuing financial statements of the reporting company will reflect the operations of Migration from its inception and operations of the Company from the date of the exchange.

     Migration's operations are in China and as such, its functional currency is the Renminbi ("RMB" or "Rmb"). All amounts presented below, therefore, are in RMB. For illustration purposes, the US translated amount based on the exchange rate at February 29, 2000 of 8.8 RMB to the US dollar is presented parenthetically for the most recent periods presented.

     Operating in China presents Migration with certain risks not normally associated with an entity whose operations are solely in the United States. A discussion of these risks is included under the "Risk Factors" section, above.

     Even though Migration was incorporated in 1998, it effectively commenced operations in the spring of 1999. Therefore, the financial information for the year ended July 31, 1999 includes only approximately four months of operations. Migration's operations are through a 90 percent owned interest in the JV.

     Migration's revenues to date have been generated from only a few contracts. It has also incurred other costs associated with developing various lines of business generally related to services provided through the Internet in China, which to date have not generated significant revenues. Therefore, Migration has generated operating losses since its inception. It has also made significant capital investments in obtaining certain operating rights and equipment. These losses and capital costs have been funded by the majority stockholder of Migration principally in the form of non-interest bearing advances. Continuation of Migration as a going concern will ultimately be dependent upon attaining positive cash flow from operations. Until this occurs, Migration will remain dependent upon continued financial support from its majority stockholder or other sources of capital, if they become available.

Liquidity and Capital Resources

     As of February 29, 2000, Migration had a negative working capital of RMB 212,405 (or approximately US$24,000). This improved significantly from July 31, 1999, after payment by the majority stockholder to Rayes Group of RMB 10,000,000 (or approximately US$114,000) in August 1999 for certain intangible operating rights, which was recorded as a short-term liability as of July 31, 1999. This amount along with other funding for capital expenditures and operating losses was advanced to Migration by the majority stockholder. The majority stockholder has agreed not to call its advances, until at least March 1, 2001. As of February 29, 2000, total advances from the majority stockholder totaled RMB 26,842,045 (or approximately US$3,050,000). Migration's management believes the majority stockholder will continue to provide financial support to Migration and will, if necessary, extend the repayment date of the advances. Migration's ability to continue operations is currently dependent upon continued financial support from its majority stockholder.

     Cash was used in operating activities for the period ended July 31, 1999 of RMB 1,916,310 as compared with RMB 1,107,540 (or approximately US$126,000) for the seven months ended February 29, 2000. The cash used in operations was to fund operating losses of RMB 2,829,774 and RMB 4,646,874 (or approximately US$528,000), generally offset by non-cash expenses related to amortization and depreciation of RMB 1,340,000 and RMB 3,408,556 (or approximately US$387,000) for the periods ended July 31, 1999 and February 29,2000, respectively. Other changes in operating assets resulted in increases (decreases) in cash generated in operations during the period ended July 31, 1999 and included an increase in receivables of (RMB 1,407,005) and an increase in payables of RMB 1,070,592.

     During the seven months ended February 29, 2000, receivables decreased by RMB 780,697 (or approximately US$88,000) and payables decreased by (RMB 248,035) (or approximately US$28,000). Cash flows in investing activities were generally made directly by the majority stockholder and included: The purchase of RMB 10,000,000 in equipment during the period ended July 28,1998, RMB 4,557,685 of equipment in the year ended July 31, 1999, and RMB 10,000,000 (or approximately US$1,136,000) of intangible rights from Rayes Group in the seven months ended February 29,2000. The JV also purchased RMB 258,178 of equipment (or approximately US$29,000) and made a deposits for rental space (RMB 75,000) and an advance (RMB 80,000) towards the purchase of 70 percent of a company developing a Web site. The total purchase price for the 70 percent interest in this entity, which will be held directly by Migration, is RMB 1,020,000 (or approximately US$116,000), and the transaction closed in June 2000 after receiving regulatory approval. This entity is a development stage company and has not recognized any significant revenues from its Web site development. Cash flows from financing activities have generally come from advances by the majority stockholder of Migration of RMB 873,643 in the period ended July 31, 1999 and RMB 1,708,029 (or approximately US$194,000) during the seven months ended February 29, 2000 and contribution of RMB 1,000,000 by Rayes Group in the JV during the period ended July 21, 1999. The net change in cash and cash balances during the periods has been relatively insignificant as the majority stockholder of Migration has been funding the operations on an as needed basis.

     In February 2000, Migration entered a new office lease in Shanghai and has negotiated a purchase agreement for its office space in Wuhan. This purchase is expected to be financed by a long-term mortgage, but the arrangements have yet to be finalized. These commitments are considered in the normal course of business as Migration expands its operations in these cities.

Statement of Operations For the Period Ended July 31, 1999 and the Seven Months Ended February 29, 2000

     Migration has no comparable periods as actual operations began in the spring of 1999. Therefore the year ended July 31, 1999 effectively includes operations for only four months, which for discussion purposes is being compared to the seven months ended February 29, 2000.

     Revenues for the year ended July 31,1999 include network installation of local area networks of RMB 1,355,814 and marketing and technical fees received from Rayes Group of RMB 83,630 compared to installation revenues of RMB 962,582 (or approximately US$109,000) and marketing fees of RMB 243,754 (or approximately US$28,000). Migration has entered into only a limited number of contracts and revenue is recognized as project phases are completed and accepted by the customer. However, because there have been only a limited number of contracts, Migration's gross margin on installation revenue, which can vary between contracts based on negotiated price and materials installed (where lower margins are received), is not consistent between periods. For the period ended July 31, 1999, Migration had a gross margin of approximately 75 percent based on costs of RMB 341,085, whereas for the seven months ended February 29, 2000 Migration experienced a gross margin of 54 percent, based on related costs of RMB 434,069 (or approximately US$49,000). The difference can be attributed to Migration obtaining a large customer during the period ended July 31, 1999, whereby the contract was more labor intensive and Migration was able to generate a higher margin.


     Marketing fees relate to the JV share of 50 percent of the revenues generated from ISP services owned by Rayes Group and computer hosting of Web sites for customers. Migration has not yet generated significant revenues from these lines of business, but is devoting substantial resources to developing this business. To date, most ISP services are paid by a limited number of Internet cafes in Shanghai and a limited number of companies whose Web sites are hosted by Migration. Migration also intends to design Web sites for companies in the future, however, insignificant revenue has been generated from this activity to date. To the extent that Migration designs and hosts a customer's Web sites, the related revenue from the design will generally be deferred and recognized over the hosting term of the contract or expected life of the customer, if longer.

     In connection with these services, Migration has an agreement with Rayes Group to reimburse Rayes Group for their actual transmission (i.e., telephone line) costs, provided that Rayes Group will pay all incremental costs related to expansion of the telecommunications facilities related to the ISP operations. These amounts totaled RMB 276,643 and RMB 315,587 (or approximately US$36,000). Rayes Group has no long-term commitments in connection with its telecommunication costs.


     During the period ended July 31, 1999 and the seven months ended February 29, 2000, Migration incurred RMB 154,564 and RMB 276,000 (or approximately US$31,000) of research and development costs. These costs represent software development costs associated with Migration's development of its "Education net" Web site. These costs are expected to be continuing as Migration continues to develop content and enter information into its Web site. The Web site is currently functioning and can be accessed, but no revenues have been generated to date as the company is offering these services at no charge to create awareness and interest in its Web site. Migration intends to begin charging user fees in the fall of 2000.

     General and administrative costs include salaries, rent, travel and other overhead costs. For the period ended July 31, 1999 and the seven months ended February 29, 2000, general and administrative costs totaled RMB 2,409,948 and RMB 1,934,773 (or approximately US$220,000), respectively. These costs are increasing as Migration continues to expand it business services, even though the related revenues have not yet been generated from such activities. Initially, however, Migration incurred certain costs including exchange loss of RMB 116,539 for transfer of funds from Migration to the JV, and professional fees generally related to its initial year of operations of RMB 416,520, while no similar expense was incurred in the seven months ended February 29, 2000.

     Amortization and depreciation expense for the period ended July 31, 1999 was RMB 1,340,754 and RMB 3,408,556 (or approximately US$387,000), respectively. For the period ended July 31, 1999, this represented one month of amortization based on the date the JV contracts were negotiated with Rayes Group to provide ISP and other Internet services to third parties. These costs are being amortized over five years. Depreciation expense generally commenced in March 1999 and the related cost are also being depreciated on a straight-line basis generally over five to seven years. For seven months ended February 29, 2000, the full seven months of expense was recorded.

     Based on Rayes Group's ten percent interest in the JV, RMB 253,767 and RMB 516,319 (or approximately US$59,000) of losses are offset against Rayes Group's initial contribution of RMB 1,000,000 to the JV. As Rayes Group's interest as of February 29, 2000 is RMB 229,914 (or approximately US$26,000), such offset to losses will discontinue once this balance is absorbed.

     Migration has not recognized any future tax benefits resulting from its operating losses due to the uncertainty of future realization.

     The above has resulted in net losses of RMB 2,829,000 and RMB 4,646,879 (or approximately US$528,000), for the periods ended July 31, 1999 and February 29, 2000, respectively. Migration expects to continue to incur losses until its services are more fully developed and accepted in China.

                                   MANAGEMENT

Current Director And Officer

     Mark K. Shaner is our sole director and also our President and Secretary. There are no other directors or officers. Mr. Shaner has been elected to hold office until the next annual meeting of stockholders and thereafter until his successor is elected and has qualified. He will resign as a director and officer of the Company upon consummation of the Acquisition.

     Mark K. Shaner, age 49, has been our President, Secretary and sole director since the Company's inception on February 22, 2000. Mr. Shaner is an attorney whose main area of practice is transactional law. He obtained his law degree at the University of Denver and was admitted to the Colorado Bar in 1976. He has been involved in the private practice of law since 1976.

Directors And Officers After The Acquisition

     Our directors and executive officers after the Acquisition are listed below, including their respective names, ages and positions with the Company.

         Name                Age      Position with the Company
         ----                ---      -------------------------

     Brian Power             50       Director, Chief Executive Officer
                                      and Secretary

     K.C. Chan               50       Chairman of the Board

     Paul Wong               50       Director

     Zhang Qi Yu             41       Director



     Brian Power, will become the Chief Executive Officer of the Company upon completion of the Acquisition. He has been the Chief Executive Officer of Migration since January 2000, and headed the Internet development group at Asiamoney magazine in Hong Kong from 1997 through 1999. From 1992 and until joining Asiamoney, Mr. Power founded and managed companies in China. He created and was Managing Director of China Securities Research Centre Ltd., which had offices in three Chinese cities. Its daily publications, produced in both Chinese and English, were rated by a major European financial magazine as a leading source of information on the securities markets in China. He later sold the company to Reuters. A former journalist, Mr. Power won national awards in Canada for investigative journalism.


     K.C. Chan, has been the General Manager and a director of Hogan Industries Limited since 1989, which has operations in China, Vietnam, the U.S. and Mexico and nearly 5,000 staff members. In these capacities, Mr. Chan has been working in project management and marketing for Hogan Industries. After majoring in accounting at what is now Hong Kong Baptist University in Hong Kong, he spent 18 years working in several major certified public accounting firms in Hong Kong before moving into marketing and management.

     Paul Wong, is the founder and Chairman of the Board of Directors of Hogan Industries Limited since 1982. Mr. Wong's factories are suppliers to leading U.S. and European brand names as well as major airlines worldwide. His responsibilities include new product concepts regarding investments in high tech companies in Asia.

     Zhang Qi Yu, became Chief Executive Officer of the Rayes Group in April 1997. Mr. Zhang was one of the founders and directors of the Rayes Group since 1995. In these capacities, he has been responsible for the ISP and ICP development and operations of the Rayes Group in more than ten Chinese cities. Mr. Zhang is a member of the Computer Engineering Application Association in China and has obtained advanced degrees after studying Computer Telecommunications at Xian Electronic Technology University.

     Following are biographies of the directors and certain key employees of the
JV:

Directors And Other Key Employees Of The JV

     Zhang Qi Yu, has been the Chairman of the Board of the JV since 1999. Refer to his business experience above under the caption, "Directors And Officers After The Acquisition", above.

     K.C. Chan, has been the Deputy Chairman of the Board of the JV since 1999. Refer to his business experience above under the caption, "Directors And Officers After The Acquisition", above.

     C.K. Wong, 62, has been a director of the JV since 1999 and the Chief Financial Officer of the JV since 1999. Mr. Wong, has 40 years of experience as a financial controller and an auditor both in Australia and Hong Kong. He started in the audit department of Lowe, Bingham & Mathews (now PricewaterhouseCoopers LLP) in 1960 after having graduated in Hong Kong in accounting. He worked in China from its initial opening in the mid-1960s until 1984. He was later Financial Controller for the YMCA in Australia. C.K. Wong is the brother of Paul Wong.

     Qiao Liang, 29, has been a director and Deputy Chief Financial Officer of the JV since 1999. Mr. Liang is a graduate of the Shanghai Finance University, where he studied investment finance management. He worked as an accountant during the early 1990s before joining the Rayes Group in 1996, where he ran the investment management department.

     Paul Wong, has been a director of the JV since 1999. Refer to his business experience above under the caption, "Directors And Officers After The Acquisition", above.

     Chang Xiang Yang, 52, has been the General Manager of the JV's Wuhan Office since 1999. Mr. Chang has published several books and periodicals on computer communications. He was a Director of Research at Harbin University after graduating with advanced degrees in computer science in 1968. He has extensive administrative experience.

                             EXECUTIVE COMPENSATION

Compensation Of Director

     Our only director does not receive any compensation for serving on our Board. However, he is reimbursed for expenses incurred in attending meetings and for other expenses incurred on behalf of the Company. It is anticipated that after the Acquisition the directors who are not also employees will receive compensation for serving on the Board.

Employment Contracts And Termination Of Employment And Change-In-Control Arrangements

     We have agreed to pay Mr. Shaner a monthly salary of $1,000 and reimbursement of expenses that he has incurred in relation to our operations. We can terminate this arrangement upon 30 days notice at any time.

     Except for the agreement with Mr. Shaner, we do not have any written employment contracts with respect to any of our officers or other employees. We have no compensatory plan or arrangement that results or will result from the resignation, retirement, or any other termination of an executive officer's employment or from a change-in-control of the Company or a change in an executive officer's responsibilities following a change-in-control.

Employee Retirement Plans, Long-Term Incentive Plans, and Pension Plans

     Other than our stock option plan that is described below under "2000 Stock Option Plan", we have no employee retirement plan, pension plan, or long-term incentive plan to serve as incentive for performance to occur over a period longer than one fiscal year.

2000 Stock Option Plan

     Pursuant to our 2000 Stock Option Plan, we may grant options to purchase an aggregate of 4,000,000 shares of common stock to key employees and other persons who have or are contributing to our success. The options granted pursuant to the 2000 Plan may be either incentive options qualifying for beneficial tax treatment for the recipient, or non-qualified options. The terms of the 2000 Plan concerning incentive options and non-qualified options are substantially the same except that only our employees or employees of our subsidiaries are eligible for incentive options and employees and other individuals who have contributed or are contributing to our success are eligible for non-qualified options. With respect to options granted to persons other than outside directors, the 2000 Plan also is administered by an option committee that determines the terms of the options subject to the requirements of the 2000 Plan.

     All options granted under the 2000 Plan will become fully exercisable on the date that the options are granted or other dates that the Option Committee determines and will continue for a period up to a maximum of ten years. Options granted pursuant to the 2000 Plan are not transferable during the optionee's lifetime. Subject to the other terms of the 2000 Plan, the option committee has discretion to provide vesting requirements and specific expiration provisions with respect to the incentive options and non-qualified options granted. As of the date of this prospectus, no options have been granted pursuant to the 2000 Plan.

                         BENEFICIAL OWNERS OF SECURITIES

Beneficial Ownership Before And After Public Offering

     As of June 9, 2000, there were 8,300,000 shares of common stock outstanding. After this public offering and after we complete the proposed Acquisition, there will be 50,000,000 shares of common stock outstanding (assuming completion of the minimum offering) and 50,500,000 shares of common stock outstanding (assuming completion the maximum offering). The following table sets forth certain information as of June 9, 2000, and after the completion of this public offering (assuming completion of the minimum and maximum offerings, respectively) and the Acquisition with respect to the beneficial ownership of the common stock by each director, by all executive officers and directors as a group, and by each other person known by us to be the beneficial owner of more than five percent of the common stock:


                                        No. of Shares Beneficially Owned (1)         Percentage of Shares Outstanding
                                     -----------------------------------------   ----------------------------------------
                                                 After Minimum   After Maximum              After Minimum   After Maximum
Name and Address of                  Prior to    Offering and    Offering and    Prior to   Offering and    Offering and
Beneficial Owner                     Offering    Acquisition     Acquisition     Offering   Acquisition     Acquisition
----------------                     --------    -----------     -----------     --------   -----------     -----------

Anthony Ng                          6,000,000      6,000,000       6,000,000       72.3%        12.0%           11.9%
310 Davenport Road, Suite 202
Toronto, Ontario M5R 1K6 Canada

Paul Wong (2)                            --       40,200,000       40,200,000        --         80.4%           79.6%
Suite 1408 Lippo Sun Plaza
28 Canton Road
Kowloon, Hong Kong

K.C. Chan (3)                            --       22,849,680      22,849,680         --         45.7%          45.2%
Suite 1408 Lippo Sun Plaza
28 Canton Road
Kowloon, Hong Kong

Mark K. Shaner (4)                    300,000        300,000         300,000        3.7%          *              *
3177 South Parker Road
Aurora, Colorado 80014

Alan L. Talesnick                     675,000        675,000         675,000        8.1%         1.4%           1.3%
5030 Bow Mar Drive
Littleton, Colorado 80123

First Strike Securities Limited (5)      --       17,350,320      17,350,320         --         34.7%          34.6%
Suite 1408 Lippo Sun Plaza
28 Canton Road
Kowloon, Hong Kong

Honview International Limited (6)        --       22,849,680      22,849,680         --         45.7%          45.2%
Suite 1408 Lippo Sun Plaza
28 Canton Road
Kowloon, Hong Kong

All Executive Officers and            300,000     40,200,000      40,200,000        3.61%       80.4%          79.6%
Directors as a group
(one person prior to Offering;
two persons after Offering)
(2) (3) (4)

----------

     *    Less than one percent.

     (1) "Beneficial ownership" is defined in the regulations promulgated by the U.S. Securities and Exchange Commission as having or sharing, directly or indirectly (A) voting power, which includes the power to vote or to direct the voting, or (B) investment power, which includes the power to dispose or to direct the disposition, of shares of the common stock of an issuer. Unless otherwise indicated, the beneficial owner has sole voting and investment power.

     (2) Consists of 22,849,680 shares of which Honview International Limited will become the record owner upon consummation of the Acquisition and 17,350,320 shares of which First Strike Securities Limited will become the record owner upon consummation of the Acquisition. Mr. Wong is a beneficial owner of 80 percent of the outstanding equity interests in Honview, and he is the beneficial owner of 70 percent of the outstanding equity interests in First Strike. The shares to be issued to Honview are included three times in the table. They are listed as being held beneficially by each of Paul Wong, Honview International Limited and K.C. Chan. The shares to be issued to First Strike are included twice in the table. They are listed as being held beneficially by both Paul Wong and First Strike Securities Limited. Upon consummation of the Acquisition, Mr. Wong will become a director of the Company. See also footnotes 3, 5 and 6, below.

     (3) K.C. Chan may be considered a beneficial owner of the 22,849,680 shares of which Honview International Limited will become the record owner upon consummation of the Acquisition. Mr. Chan is a director of Honview International Limited and he also is the beneficial owner of 20 percent of the outstanding equity interests of Honview. The shares to be issued to Honview are included three times in the table. They are listed as being held beneficially by each of K.C. Chan, Honview International Limited and Paul Wong. Upon consummation of the Acquisition, Mr. Chan will become the Chairman of the Board of Directors of the Company. See also footnotes 2 and 6.

     (4) Upon consummation of the Acquisition, Mr. Shaner will no longer be a director or executive officer of the Company. These number of shares to be held by all directors and executive of the Company after the offering does not include the 300,000 shares of our common stock presently held by Mr. Shaner.

     (5) If the Acquisition is completed, First Strike Securities Limited will own 17,350,320 shares of our common stock. These shares are included twice in the table. They are listed as being held beneficially by both First Strike Securities Limited and Paul Wong. See also footnote 2, above.

     (6) If the Acquisition is completed, Honview International Limited will own 22,849,680 shares of our common stock. The shares are included three times in the table. They are also listed as being held beneficially by each of Honview International Limited, Paul Wong and K.C. Chan. See also footnotes 2 and 3, above.

              TRANSACTIONS BETWEEN THE COMPANY AND RELATED PARTIES

     Upon consummation of the Acquisition, Honview International Limited will own 22,849,680 shares of our common stock, and First Strike Securities Limited will own 17,359,320 shares of our common stock. Paul Wong is a beneficial owner of 80 percent of the outstanding equity interests in Honview, and he is the beneficial owner of 70 percent of the outstanding equity interests in First Strike. Upon consummation of the Acquisition, Mr. Wong will become a director of the Company.

     In addition, K.C. Chan is a director of Honview and he also is the beneficial owner of 20 percent of the outstanding equity interests of Honview. Upon consummation of the Acquisition, Mr. Chan will become the Chairman of our board of directors.


     In the beginning of 2000, Honview loaned Migration approximately $3 million without interest or collateral. Honview has agreed not to call its advances earlier than March 1, 2001. In late June 2000, the parties agreed in principle and currently are in the process of finalizing documentation, of revised terms that provide for the loan to be repayable only out of 20 percent of Migration's profits beginning on October 1, 2001; with interest to accrue at the prime rate; and with principal and interest convertible, at the option of Honview, into the Company's common stock at a price equal to 80 percent of the average weighted trading price for the common stock for the 20 trading days preceding the date of notice of exercise.


     In February 2000, we issued an aggregate of 7,500,000 shares of our common stock at a purchase price of $.001 per share in connection with the formation of the Company. Six million of these shares were issued to Anthony Ng, a promoter of the Company.

     Except as discussed above, since the Company's inception on February 22, 2000, there were no transactions between the Company and its directors, executive officers or known holders of greater than five percent of the common stock in which the amount involved exceeded $60,000 and in which any of the foregoing persons had or will have a material interest.

                            DESCRIPTION OF SECURITIES

     Our authorized capital consists of 100,000,000 shares of $.001 par value common stock and 5,000,000 shares of $.001 par value preferred stock. As of June 9, 2000 there were 8,300,000 shares of common stock issued and outstanding, and these outstanding shares were held by 28 stockholders. No shares of preferred stock are issued and outstanding.

Common Stock

     Each share of the common stock is entitled to share equally with each other shares of common stock in dividends from sources legally available therefore, when, as, and if declared by the Board of Directors and, upon liquidation or dissolution of the Company, whether voluntary or involuntary, to share equally in the assets of the Company that are available for distribution to the holders of the common stock. Each holder of common stock is entitled to one vote per share for all purposes, except that in the election of directors, each holder shall have the right to vote such number of shares for as many persons as there are directors to be elected. Cumulative voting shall not be allowed in the election of directors or for any other purpose, and the holders of common stock have no preemptive rights, redemption rights or rights of conversion with respect to the common stock. All outstanding shares of common stock and all shares underlying the warrants when issued will be fully paid and nonassessable by the Company. The Board of Directors is authorized to issue additional shares of common stock within the limits authorized by our Certificate Of Incorporation and without stockholder action.

     All shares of common stock have equal voting rights and voting rights are not cumulative. The holders of more than 50 percent of the shares of common stock could, therefore, if they chose to do so and unless subject to a voting agreement to the contrary, elect all of our directors.

     We have not paid any cash dividends since our inception.

Preferred Stock

     The Board has the right to fix the rights, privileges and preferences of any class of preferred stock to be issued in the future out of authorized but unissued shares of preferred stock and can issue such shares after adopting and filing a Certificate Of Designations with the Secretary Of State of Delaware. Any class of preferred stock that may be authorized in the future may have rights, privileges, and preferences senior to the common stock. We currently do not have any plans to authorize any class of preferred stock.

Delaware Anti-Takeover Law

     We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (1) prior to the date of the business combination, the transaction is approved by the board of directors of the corporation, (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85 percent of the outstanding voting stock, or (3) on or after such date the business combination is approved by the board and by the affirmative vote of at least 66 2/3 percent of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" includes a merger, asset sale and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15 percent or more of the corporation's voting stock.

Transfer Agent And Registrar

     Our transfer agent and registrar is American Securities Transfer and Trust, Inc., located at 12039 W. Alameda Parkway, Suite Z-2, Lakewood, Colorado 80228.

                     NO TRADING MARKET FOR THE COMMON STOCK

     There is no established public trading market for any of the Company's securities, and there is no assurance that a trading market will develop as a result of this offering. See "Risk Factors - There is no trading market or other liquidity for the common stock".

     To the extent that a trading market in the common stock develops, of which there is no assurance, it currently is anticipated that the common stock will be quoted on the Electronic Bulletin Board. It should be assumed that even if the common stock is eventually quoted on the Electronic Bulletin Board, of which there is no assurance, there will be an extremely limited trading market - and very little liquidity - for the common stock.

                  SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

     This prospectus relates to the issuance of a minimum of 1,500,000 and a maximum of up to 2,000,000 shares of common stock issuable by us at a price of $.05 per share. This offering also consists of 1,250,000 shares of common stock to be sold by selling stockholders. If we sell 1,500,000 shares, we will receive a total of $75,000, and if we sell all 2,000,000 shares, we will receive a total of $100,000. If the buyers of those shares decide to resell or transfer any of their shares, we will not receive any proceeds from those resales or transfers.

     We are offering the shares subject to the subscription and payment of not less than 1,500,000 shares during the offering period of 90 days. We may extent the offering period for up to 60 additional days, in our discretion. All funds collected from subscribers will be placed in an escrow account at American Securities Transfer and Trust, Inc., Lakewood, Colorado, which will serve as escrow agent. Potential investors desiring to purchase shares of common stock should do the following:

     o Complete and sign the subscription agreement included at the end of this prospectus;
     o    Make check payable to "COL China Online Escrow"; and
     o Send the completed subscription agreement and check to us at the following address:

                    COL China Online International Inc.
                    3177 South Parker Road
                    Aurora, CO  80014

     Until the minimum offering amount of $75,000 is received, we will forward the checks to the escrow agent on or before the next business day after we receive them and completed subscriptions. If the minimum offering is not subscribed before the end of the offering period, all funds will be promptly refunded by the escrow agent to subscribers without interest or deduction. If the minimum offering amount is received on or before the end of the offering period, the escrow agent will send us the funds held in escrow for the accepted subscriptions and we will deliver stock certificates to the subscribers.

     We have not entered into any underwriting arrangement or other agreements with brokers to transfer any or all of the shares offered under this prospectus.

     After we sell the shares, the buyers may transfer or sell their shares directly to private persons or in open market transactions, and may offer their shares to or through registered broker-dealers who may be paid standard commissions or discounts or other compensation. Buyers also may pledge their shares as collateral for loans. This prospectus may be used by the lender who receives the pledge of those shares to sell the shares if a loan is not repaid.

     Each selling stockholder may transfer that stockholder's shares at those prices that the stockholder is able to obtain in the market or as otherwise negotiated. In addition, each selling stockholder may transfer that stockholder's shares in exchange for consideration other than cash, or for no consideration, as determined by that selling stockholder in the stockholder's sole discretion. This prospectus also may be used by the selling stockholders to transfer shares of the common stock to affiliates of the selling stockholders. Additionally, agents, brokers or dealers or other lenders may acquire shares or interests in shares as a pledgee and may, from time to time, effect distributions of the shares or interests in that capacity. We will receive no proceeds from the sale of common stock by the selling stockholders.

     It is anticipated that the selling stockholders will offer the shares in direct sales to private persons and in open market transactions. The selling stockholders may offer the shares to or through registered broker-dealers who will be paid standard commissions or discounts by the selling stockholders. The selling stockholders informed us that they do not have any arrangements or agreements with any underwriters or broker/dealers to sell the shares, and intend to contact various broker/dealers to identify prospective purchasers. Additionally, agents, brokers or dealers may acquire shares or interests in shares as a pledgee and may, from time to time, effect distributions of the shares or interests in such capacity.

     The following table sets forth the name of the selling stockholders, the number of shares of common stock owned by each of the selling stockholders before this offering, the number of shares of common stock to be sold by each of the selling stockholders, and the number and percentage of shares of common stock owned after this offering. None of the selling stockholders has held any position or office, or had any marital relationship with any of our officers or directors in the past three years.



                             Number Of Shares                             Number of Shares   Percentage Of
                              Of Common Stock            Number Of           Owned After      Shares Owned
Name                       Owned Before Offering    Shares To Be Sold (1)     Offering       After Offering
----                       ---------------------    ---------------------     --------       --------------
Ileana Aguinis                    50,000                   50,000                0                 *
Peter V. Barron                   50,000                   50,000                0                 *
Lau Ying Tai Ben                                           50,000                                  *
Wu Hong Cho                       50,000                   50,000                0                 *
Rony W. Chung                     50,000                   50,000                0                 *
Kathy B. Friedland                50,000                   50,000                0                 *
Wu Chi Hung                       50,000                   50,000                0                 *
Phillip T. Huss                   50,000                   50,000                0                 *
Kwan Wing Kei                     50,000                   50,000                0                 *
Bradley Shu Chiu Lam              50,000                   50,000                0                 *
Chong Chor Lau                    50,000                   50,000                0                 *
Wu Shun-On Lewis                  50,000                   50,000                0                 *
Kwok Yuen Lok                     50,000                   50,000                0                 *
New Millenium Internet/
 New Technology Fund Ltd.         50,000                   50,000                0                 *
Frank S.C. Pa                     50,000                   50,000                0                 *
William T. Richey                 50,000                   50,000                0                 *
Harvey Schuchman                  50,000                   50,000                0                 *
Winnie C.Y. So                    50,000                   50,000                0                 *
Anthony L.Y. Siu                  50,000                   50,000                0                 *
Evan L. Wasoff                    50,000                   50,000                0                 *
Suifang Xie                       50,000                   50,000                0                 *
Lau Muk Yan                       50,000                   50,000                0                 *
Lau Chiu Yin                      50,000                   50,000                0                 *
Yim Pui Yu                        50,000                   50,000                0                 *
Xinghuan Zhao                     50,000                   50,000                0                 *
         Total                 1,250,000                1,250,000                0                 *

----------

*Less than one percent.

     (1) The number of shares of common stock to be sold assumes that the selling stockholders sell all the shares of common stock being registered.

                   SECURITIES AND EXCHANGE COMMISSION POSITION
                           ON CERTAIN INDEMNIFICATION

     Pursuant to Delaware law, our Board of Directors has the power to indemnify officers and directors, present and former, for expenses incurred by them in connection with any proceeding they are involved in by reason of their being or having been an officer or director. The person being indemnified must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company. Our Bylaws grant this indemnification to our officers and directors.

     To the extent that indemnification for liability arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

     Patton Boggs LLP, Denver, Colorado, acted as our counsel in connection with this offering, including the validity of the issuance of the securities offered hereby. Attorneys employed by Patton Boggs LLP own approximately 850,000 shares of the Company's common stock.

                                     EXPERTS

     Our audited financial statements appearing in this prospectus have been examined by Hein + Associates LLP independent certified public accountants, as set forth in their report appearing in the "Financial Information" section. The financial statements are included upon the authority of that firm as experts in accounting and auditing and in reliance upon their report.

               DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS AND
                              CAUTIONARY STATEMENTS

     This prospectus and the documents incorporated in this prospectus by reference include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts included in or incorporated into this prospectus reporting our financial position, business strategy, plans and objectives of management for future operations and capital expenditures are forward-looking statements. Although we believe the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct.

     Additional statements concerning important factors that could cause actual results to differ materially from our expectations ("Cautionary Statements") are disclosed in this prospectus. All written and oral forward-looking statements attributable to us or persons acting on our behalf subsequent to the date of this prospectus are expressly qualified in their entirety by the Cautionary Statements.

                              FINANCIAL INFORMATION

                          INDEX TO FINANCIAL STATEMENTS


                                                                           Page
                                                                           ----

COL CHINA ONLINE INTERNATIONAL INC.

Independent Auditor's Report............................................... F-2

Balance Sheet - March 31, 2000 ............................................ F-3

Statements of Operations - For the Period from February 22, 2000
     (Inception) to March 31, 2000 ........................................ F-4

Statement of Stockholders' Equity - For the Period from February
     22, 2000 (Inception) through March 31, 2000 .......................... F-5

Statements of Cash Flows - For the Period from February 22, 2000
     (Inception) through March 31, 2000 ................................... F-6

Notes to Financial Statements ............................................. F-7


MIGRATION DEVELOPMENTS LIMITED

Independent Auditor's Report .............................................. F-10

Balance Sheets - July 31, 1999 and February 29, 2000 (Unaudited) .......... F-11

Statements of Operations - For the Year Ended July 31, 1999 and
     the Period Ended July 31, 1998 and the Seven Months Ended
     February 29, 2000 and February 28, 1999 .............................. F-12

Statement of Stockholder's Deficiency - For the Period from May
     18, 1998 (Inception) through February 29, 2000 ....................... F-13

Statements of Cash Flows - For the Year Ended July 31, 1999 and
     the Period Ended July 31, 1998 and the Seven Months Ended
     February 29, 2000 and February 28, 1999 .............................. F-14

Notes to Financial Statements ............................................. F-15

                          INDEPENDENT AUDITOR'S REPORT



The Stockholders and Directors
COL China Online International Inc.
Denver, Colorado


We have audited the accompanying balance sheet of COL China Online International Inc. (a development stage company) as of March 31, 2000, and the related statements of operations, stockholders' equity and cash flows for the period from February 22, 2000 (inception) to March 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of COL China Online International Inc. as of March 31, 2000 and the results of its operations and its cash flows for the period from February 22, 2000 (inception) to March 31, 2000, in conformity with generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has no current operations, incurred losses from operations, and has negative working capital at March 31, 2000. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.



/s/ HEIN + ASSOCIATES LLP
-------------------------
HEIN + ASSOCIATES LLP

Denver, Colorado
June 7, 2000

                       COL CHINA ONLINE INTERNATIONAL INC.
                          (A Development Stage Company)

                                  BALANCE SHEET
                                 MARCH 31, 2000


ASSETS
------

CURRENT ASSETS:
    Cash                                                              $   1,050
    Prepaids                                                              6,000
                                                                      ---------
         Total current assets                                             7,050

DEFERRED OFFERING COSTS                                                  22,500
                                                                      ---------

TOTAL ASSETS                                                          $  29,550
                                                                      =========



LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

CURRENT LIABILITIES:
    Accounts payable                                                  $  45,243

STOCKHOLDERS' EQUITY:
    Preferred stock, $.001 par value; 5,000,000 shares authorized,
       none outstanding                                                    --
    Common stock, $.001 par value; 100,000,000 shares authorized;
       7,050,000 shares issued and outstanding                            7,050
    Additional paid-in capital                                           78,343
    Deficit accumulated during the development stage                   (101,086)
                                                                      ---------
             Total stockholders' equity                                 (15,693)
                                                                      ---------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                            $  29,550
                                                                      =========




              See accompanying notes to these financial statements.

                       COL CHINA ONLINE INTERNATIONAL INC.
                          (A Development Stage Company)

                            STATEMENTS OF OPERATIONS
       FOR THE PERIOD FROM FEBRUARY 22, 2000 (INCEPTION) TO MARCH 31 2000


NET REVENUES                                                        $      --

GENERAL AND ADMINISTRATIVE EXPENSES                                     101,086
                                                                    -----------

NET LOSS                                                            $   101,086
                                                                    ===========

NET LOSS PER COMMON SHARE                                           $      (.01)
                                                                    ===========

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING                         7,050,000
                                                                    ===========



              See accompanying notes to these financial statements.



                                   COL CHINA ONLINE INTERNATIONAL INC.
                                      (A Development Stage Company)

                                    STATEMENT OF STOCKHOLDERS' EQUITY
                FOR THE PERIOD FROM FEBRUARY 22, 2000 (INCEPTION) THROUGH MARCH 31, 2000


                                                                                     DEFICIT
                                                                                    ACCUMULATED
                                                                        Additional  During The
                                                      COMMON STOCK       Paid-in    Development
                                                   Shares     Amount     Capital      Stage         Total
                                                 ---------   ---------   ---------   ---------    ---------
BALANCES, February 22, 2000 (Inception)               --     $    --     $    --     $    --      $    --

    Sales of common stock for cash (including
       one director/officer) at $.001 per
       share in March 2000                       7,050,000       7,050        --          --          7,050
    Capital contribution                              --          --        78,343        --         78,343
    Net loss                                          --          --          --      (101,086)    (101,086)
                                                 ---------   ---------   ---------   ---------    ---------

BALANCES, March 31, 2000                         7,050,000   $   7,050   $  78,343   $(101,086)   $ (15,693)
                                                 =========   =========   =========   =========    =========




                          See accompanying notes to these financial statements.

                                                  F-5


                          COL CHINA ONLINE INTERNATIONAL INC.
                             (A Development Stage Company)

                                STATEMENT OF CASH FLOWS
          FOR THE PERIOD FROM FEBRUARY 22, 2000 (INCEPTION) TO MARCH 31, 2000


CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                                                   $(101,086)
    Expenses paid by principal stockholder                                        84,343
    Adjustments to reconcile net loss to net cash from operating activities:
         Changes in operating assets and liabilities:
             (Increase) in prepaids                                               (6,000)
             Increase in accounts payable                                         22,743
                                                                               ---------
         Net cash used in operating activities                                      --

CASH FLOWS FROM INVESTING ACTIVITY                                                  --
                                                                               ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from issuance of common stock                                         1,050
                                                                               ---------
         Net cash provided by financing activity                                   1,050
                                                                               ---------

NET INCREASE IN CASH                                                               1,050
                                                                               ---------

CASH, inception                                                                     --
                                                                               ---------

CASH, end of year                                                              $   1,050
                                                                               =========

NON-CASH:
    Capital contribution of expenses incurred by principal stockholder         $  84,343
                                                                               =========

    Accounts payable for offering costs                                        $  22,500
                                                                               =========




                 See accompanying notes to these financial statements.

                                         F-6

                       COL CHINA ONLINE INTERNATIONAL INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS



1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
     ------------------------------------------------------------

     Nature of Operations - COL China Online International Inc. (the "Company") was incorporated as a Delaware corporation on February 22, 2000, for the purpose of acquiring Migration Developments Limited ("Migration") (see Note
     3). The Company is considered to be in the development stage, due to its limited operations and lack amount of revenues to date. Operations since inception include organization matters, raising equity and acquisition negotiations with Migration.

     Deferred Offering Costs - Costs incurred in connection with the Company's proposed private and public offerings are being deferred. Such amounts will be offset against the proceeds of the offerings if the offerings are successful, or expensed in operations if the offerings are unsuccessful or to the extent such costs exceed the expected capital to be raised.

     Income Taxes - Income taxes are accounted for under the liability method, whereby current and deferred tax assets and liabilities are determined based on tax rates and laws enacted as of the balance sheet date.

     Net Loss Per Common Share - Net loss per common share is computed based upon the number of shares outstanding, as such shares were issued prior to a contemplated public offering.

     Use of Estimates - The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.


2.   LIQUIDITY AND CONTINUING OPERATIONS:
     ------------------------------------

     The Company is in the development stage and has not incurred revenues since inception. Furthermore, the Company was incorporated for the primary purpose of acquiring Migration. Migration is a newly incorporated entity with operations in the Peoples Republic of China (PRC) and has incurred operating losses since its inception. As of March 31, 2000, the Company has limited funds and is totally dependent upon its major stockholder for continued funding.

     The financial statements have been prepared on a going concern basis which contemplates the realization of assets and liquidation of liabilities in the ordinary course of business. Continuation of the Company as a going concern is dependent upon the continued funding by the major stockholder, the successful merger with Migration or another operating company and, ultimately achieving profitable operations. The financial statements do not include any adjustments should the Company be unable to continue operations as a going concern.


3.   POTENTIAL MERGER WITH MIGRATION DEVELOPMENTS LIMITED
     ----------------------------------------------------

     The Company has entered into an agreement to acquire Migration through issuance of 40,200,000 shares of common stock. The acquisition is contingent upon the Company's successful completion of its public offering.

                       COL CHINA ONLINE INTERNATIONAL INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS




     As the Company has no substantive operations, all costs associated with the acquisition are being expensed in operations. If the acquisition is successfully completed, the Company will remain the legal surviving entity and Migration will become a subsidiary. For financial reporting purposes, however, Migration will be considered the surviving financial reporting entity as its shareholders will have majority ownership and control both management and the Board of Directors of the combined company. Therefore, after the acquisition, financial statements will reflect the operations of Migration as if Migration had acquired the Company. No goodwill will be recorded in the acquisition.



4.   STOCKHOLDERS' EQUITY:
     ---------------------

     In March 2000, the Company issued shares to four stockholders at par value for cash. In addition, its major stockholder has incurred various costs associated with the proposed public offering and merger with Migration. The costs include legal and accounting fees paid to third parties. These amounts (less the amounts associated with this stock purchase) have been reflected as a capital contribution.

     Subsequent to March 31, 2000, the Company sold 1,250,000 shares of common stock for $62,500 ($.05 per share) in a private offering.

     The Company has an incentive stock option plan (Plan) under which 4,000,000 shares of common stock are received for potential issue. As of March 31, 2000, no options are outstanding under the Plan. Generally options to be issued under the Plan will be exercisable at the market price on date of grant.

     The Company has authorized 5,000,000 shares of preferred stock, which may be issued in such series and preferences as determined by the Board of Directors.


5.   INCOME TAXES:
     -------------

     The Company has not yet selected a fiscal year-end. Through March 2000, it has incurred losses which are expected to be carried forward in future periods. Any tax benefit for these losses has been fully offset by a valuation allowance. Also the utilization of such losses will be limited under Section 382 of the Internal Revenue Code due to a change in control upon the acquisition of Migration.

     The Company's tax expense or benefit does not correlate to the expected rate of approximately 37% as a result of the valuation allowance and that a substantial portion of the Company losses to date will be considered syndication costs and/or were incurred prior to incorporation of the Company. Therefore a substantial portion of the Company's loss may not be deductible for tax purposes.

                       COL CHINA ONLINE INTERNATIONAL INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS



6.   PROPOSED PUBLIC OFFERING:
     -------------------------

     The Company has prepared a filing statement with the Securities and Exchange Commission for the sale of a minimum of 1,500,000 and a maximum of 2,000,000 shares of common stock at $.05 per share. In connection with this offering, the Company will register the 1,250,000 shares previously issued in the private placement. This offering is expected to be self-underwritten by the Company.

                          INDEPENDENT AUDITOR'S REPORT



Board of Directors
Migration Developments Limited
Hong Kong

We have audited the accompanying consolidated balance sheet of Migration Developments Limited and subsidiary as of July 31, 1999, and the related consolidated statements of operations, stockholders' deficiency and cash flows for the period from May 18, 1998 (inception) to July 31, 1998 and the year ended July 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. U.S. standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Migration Developments Limited as of July 31, 1999, and the results of their operations and their cash flows for the period from May 18, 1998 (inception) to July 31, 1998 and the year ended July 31, 1999, in conformity with accounting principles generally accepted in the United States.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has incurred losses from operations and has negative working capital at July 31, 1999. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in
Note 2. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.



/s/ HEIN + ASSOCIATES LLP
-------------------------
HEIN + ASSOCIATES LLP


Denver, Colorado
February 18, 2000


                                      MIGRATION DEVELOPMENTS LIMITED
                                        CONSOLIDATED BALANCE SHEETS

                                                                                 (UNAUDITED)
                                                                                 -----------
                                                                                 FEBRUARY 29,
                                                                   JULY 31,      ----------------------------
                                                                     1999            2000            2000
                                                                 ------------    ------------    ------------
                                                                    (RMB$)          (RMB$)           (US$)
                                 ASSETS
                                 ------
CURRENT ASSETS:
    Cash                                                         $     48,372    $    151,486    $     17,214
    Trade receivables, with no allowance for doubtful accounts      1,407,005         626,308          71,171
    Inventories                                                        45,006            --              --
    Prepaid expense and other                                          89,449          62,518           7,104
                                                                 ------------    ------------    ------------
         Total current assets                                       1,589,832         840,312          95,489

EQUIPMENT, net of accumulated depreciation of RMB$1,174,087,
     and RMB$3,415,974 (US$388,179), respectively                  13,383,597      11,399,897       1,295,443

OTHER ASSETS:
    Intangibles, net of accumulated amortization of
         RMB$166,667, and RMB$1,333,336 (US$151,515),
         respectively                                               9,833,333       8,666,664         984,848
    Other                                                                --           155,000          17,615
                                                                 ------------    ------------    ------------

TOTAL ASSETS                                                     $ 24,806,762    $ 21,061,873    $  2,393,395
                                                                 ============    ============    ============


                LIABILITIES AND STOCKHOLDERS' DEFICIENCY
                ----------------------------------------
CURRENT LIABILITIES:
    Accounts payable                                             $  1,104,600    $    856,565    $     97,337
    Taxes payable                                                      86,198         128,169          14,565
    Due to director                                                    63,000          63,532           7,220
    Due to minority stockholder                                    10,088,639           4,451             506
                                                                 ------------    ------------    ------------
         Total current liabilities                                 11,342,437       1,052,717         119,628

DUE TO MAJORITY STOCKHOLDER                                        15,134,016      26,842,045       3,050,233

MINORITY INTEREST IN JOINT VENTURE                                    746,233         229,914          26,126

COMMITMENTS AND CONTINGENCIES  (Note 6)

STOCKHOLDERS' DEFICIENCY:
    Common stock, $1.00 (US$) par value, 50,000 shares
         authorized, issued and outstanding                           413,850         413,850          47,028
    Accumulated deficit                                            (2,829,774)     (7,476,653)       (849,620)
                                                                 ------------    ------------    ------------
             Total stockholders' deficiency                        (2,415,924)     (7,062,803)       (802,592)
                                                                 ------------    ------------    ------------

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY                   $ 24,806,762    $ 21,061,873    $  2,393,395
                                                                 ============    ============    ============


                    See accompanying notes to these consolidated financial statements.

                                                F-11


                                       MIGRATION DEVELOPMENTS LIMITED

                                    CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                        (UNAUDITED)
                                                                        -----------
                                             FOR THE       FOR THE      FOR THE SEVEN MONTHS ENDED
                                             PERIOD         YEAR        ----------------------------------------
                                              ENDED         ENDED       FEBRUARY 28,         FEBRUARY 29,
                                             JULY 31,      JULY 31,     -----------   --------------------------
                                               1998          1999           1999          2000          2000
                                           -----------   -----------    -----------   -----------    -----------
                                              (RMB$)        (RMB$)         (RMB$)        (RMB$)         (US$)

NET REVENUES:
    Computer network installations         $      --     $ 1,355,814    $      --     $   962,582    $   109,384
    Marketing fees, minority stockholder          --          83,630           --         243,754         27,699
                                           -----------   -----------    -----------   -----------    -----------
             Total revenues                       --       1,439,444           --       1,206,336        137,083

COST OF SALES:
    Computer network installations                --         341,085           --         434,069         49,326
    Communication costs                           --         276,634           --         315,587         35,862
                                           -----------   -----------    -----------   -----------    -----------
                                                  --         617,719           --         749,656         85,188
                                           -----------   -----------    -----------   -----------    -----------

GROSS MARGIN                                      --         821,725           --         456,680         51,895

OPERATING EXPENSES:
    Research and development                      --         154,564           --         276,549         31,426
    General and administrative                    --       2,409,948           --       1,934,773        219,860
    Amortization and  depreciation                --       1,340,754           --       3,408,556        387,336
                                           -----------   -----------    -----------   -----------    -----------
         Total operating expenses                 --       3,905,266           --       5,619,878        638,622
                                           -----------   -----------    -----------   -----------    -----------

LOSS BEFORE MINORITY INTEREST                     --      (3,083,541)          --      (5,163,198)      (586,727)

    Minority interest                             --         253,767           --         516,319         58,672
                                           -----------   -----------    -----------   -----------    -----------

NET LOSS                                   $      --     $(2,829,774)   $      --     $(4,646,879)   $  (528,055)
                                           ===========   ===========    ===========   ===========    ===========



                     See accompanying notes to these consolidated financial statements.

                                                    F-12


                                 MIGRATION DEVELOPMENTS LIMITED

                       CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIENCY
             FOR THE PERIOD FROM MAY 18, 1998 (INCEPTION) THROUGH FEBRUARY 29, 2000


                                                   (RMB$)
                                          -------------------------
                                                COMMON STOCK
                                          -------------------------   Accumulated
                                             Shares        Amount       Deficit         Total
                                          -----------   -----------   -----------    -----------
BALANCES, May 18, 1998 (Inception)               --     $      --     $      --      $      --

        Common stock issued                    50,000       413,850          --          413,850
        Net loss                                 --            --            --             --
                                          -----------   -----------   -----------    -----------

BALANCES, July 31, 1998                        50,000       413,850          --          413,850

        Net loss                                 --            --      (2,829,774)    (2,829,774)
                                          -----------   -----------   -----------    -----------

BALANCES, July 31, 1999                        50,000       413,850    (2,829,774)    (2,415,924)

        Net loss (unaudited)                     --            --      (4,646,879)    (4,646,879)
                                          -----------   -----------   -----------    -----------

BALANCES, February 29, 2000 (Unaudited)        50,000   $   413,850   $(7,476,653)   $(7,062,803)
                                          ===========   ===========   ===========    ===========



               See accompanying notes to these consolidated financial statements.

                                              F-13

                                                MIGRATION DEVELOPMENTS LIMITED
                                            CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                          (UNAUDITED)
                                                                                          -----------
                                                            FOR THE          FOR THE      FOR THE SEVEN MONTHS ENDED
                                                            PERIOD            YEAR        -----------------------------------------
                                                             ENDED            ENDED       FEBRUARY 28,           FEBRUARY 29,
                                                            JULY 31,         JULY 31,     ----------   ----------------------------
                                                              1998             1999          1999           2000           2000
                                                          ------------    ------------    ----------   ------------    ------------
                                                             (RMB$)           (RMB$)        (RMB$)         (RMB$)          (US$)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                               $       --      $ (2,829,774)   $     --     $ (4,646,879)   $   (528,055)
   Adjustments to reconcile net loss to net cash
      used in operating activities:
         Minority interest                                        --          (253,767)         --         (516,319)        (58,672)
         Depreciation and amortization                            --         1,340,754          --        3,408,556         387,336
         Exchange loss                                            --           116,539          --             --              --
         Change in operating assets and liabilities:
             Decrease (increase) in:
                 Trade receivables                                --        (1,407,005)         --          780,697          88,716
                 Other assets                                  (31,608)       (102,847)         --           71,937           8,174
             Increase (decrease) in:
                 Accounts payable                               34,008       1,070,592          --         (248,035)        (28,186)
                 Due to a director                                --            63,000          --              532              61
                 Taxes payable                                    --            86,198          --           41,971           4,769
                                                          ------------    ------------    ----------   ------------    ------------
      Net cash generated from (used in)
          operating activities                                   2,400      (1,916,310)         --       (1,107,540)       (125,857)

CASH FLOWS FROM INVESTING ACTIVITY:
   Purchase of equipment                                          --              --            --         (258,187)        (29,339)
   Payment for other non-current assets                           --              --            --         (155,000)        (17,614)
                                                          ------------    ------------    ----------   ------------    ------------
      Net cash used in investing activities                       --              --            --         (413,187)        (46,953)

CASH FLOWS FROM FINANCING ACTIVITIES:
   Advances from Related Party                                    --           873,643          --        1,708,029         194,094
   Minority stockholder in JV contribution and advance            --         1,088,639          --          (84,188)         (9,567)
                                                          ------------    ------------    ----------   ------------    ------------
      Net cash provided by financing activities                   --         1,962,282          --        1,623,841         184,527
                                                          ------------    ------------    ----------   ------------    ------------

NET INCREASE IN CASH                                             2,400          45,972          --          103,114          11,717
                                                          ------------    ------------    ----------   ------------    ------------

CASH, beginning of period/year                                    --             2,400          --           48,372           5,497
                                                          ------------    ------------    ----------   ------------    ------------

CASH, end of period                                       $      2,400    $     48,372    $     --     $    151,486    $     17,214
                                                          ============    ============    ==========   ============    ============

NON-CASH TRANSACTIONS:
   Purchase of intangible paid by Majority Stockholder    $       --      $       --      $     --     $ 10,000,000    $  1,136,364
                                                          ============    ============    ==========   ============    ============

   Purchase of common stock by offset of
      payable to Majority Stockholder                     $    413,850    $       --      $     --     $       --              --
                                                          ============    ============    ==========   ============    ============

Purchase of equipment paid by Majority Stockholder        $ 10,000,000    $  4,557,684    $     --     $       --      $       --
                                                          ============    ============    ==========   ============    ============


                               See accompanying notes to these consolidated financial statements.

                                                             F-14

                         MIGRATION DEVELOPMENTS LIMITED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Information Subsequent to July 31, 1999 is Unaudited)



1.   Nature of Operations and Significant Accounting Policies:
     ---------------------------------------------------------

     Nature of Operations - The consolidated financial statements include the accounts of Migration Developments Limited (Migration) and its joint venture, Shenzhen Raye Electronic Systems Co. Ltd. (JV). Collectively these entities are referred to as the "Company." Migration is a British Virgin Island (BVI) corporation incorporated May 18, 1998. The JV is a sino-foreign equity joint venture in the Peoples Republic of China (PRC). Operations of the Company did not commence until March 1999.

     Through February 29, 2000, the Company has been providing marketing and technical services for an Internet Service Provider (ISP) and value added services generally related to installation of computer network systems (i.e., Local Area Networks or "LANs") in the PRC.

     The Company is also developing proprietary Websites in which it intends to market services and products of other companies and receive subscriber and/or transactional fees for its services. The Company is also expanding its engineering services as well as designing and building e-Commerce solutions for business in the PRC. The Company intends to design Websites for other companies and is providing hosting services. The Company has also entered into contracts to install fiber optic cable in two newly constructed buildings, such work is not expected to commence until after the Company's fiscal year-end. These activities are in their developmental stage and little, if any, related revenues have been recognized through February 29, 2000.

     Principles of Consolidation - The consolidated financial statements include the accounts of Migration and its 90% ownership in JV. All significant intercompany accounts and transactions have been eliminated in consolidation.

     Basis of Accounting - The amounts included in the financial statements are presented in Renminbi (RMB) which is the Company's functional currency, unless otherwise indicated as in US dollars, because the Company's operations are primarily located in the PRC. For illustrative purposes, the balance sheet as of February 29, 2000 and statement of operations for the seven months then ended have been translated into US dollars at 8.8RMB to the dollar, which was the exchange rate at February 29, 2000. (The exchange rate at July 31, 1999 was 8.3 RMB for US dollars.)

     Concentration of Credit Risk - Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. Concentrations of credit risk (whether on or off balance sheet) that arise from financial instruments exist for groups of customers or counterparties when they have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. The Company's accounts receivable include a limited number of customers. The Company provides an allowance for uncollectible amounts based on when specific credit problems arise. Management believes that there were no significant credit risks at July 31, 1999 and February 29, 2000.

     As the Company's primary operations are in the PRC, the Company is exposed to certain foreign company risks not normally associated with entities operating solely in the United States. These risks include, among others, the political, economic and legal environments, and foreign currency exchange. The Company's results may be adversely affected by changes in the political and social conditions in the PRC, and by changes in governmental

                         MIGRATION DEVELOPMENTS LIMITED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Information Subsequent to July 31, 1999 is Unaudited)



     policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things. The Company's management does not believe these risks to be significant. There can be no assurance, however, that changes in political, social, and other conditions will not result in any adverse impact.

     Currently, most of the Company's operations are focused in Shanghai and Wuhan, PRC.

     Cash Equivalents - For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

     Inventories - Inventories are recorded at cost and consist of supplies.

     Equipment - Equipment is recorded at cost. Depreciation is computed using the straight-line method over the estimated useful life of the equipment, generally five years. Repairs and maintenance are charged to expense as incurred. Material expenditures, which increase the life of an asset, are capitalized and depreciated over the estimated remaining useful life of the asset. The cost of equipment sold, or otherwise disposed of, and the related accumulated depreciation or amortization are removed from the accounts, and any gains or losses are reflected in current operations. Depreciation expense charged to operations was RMB$1,174,087 and RMB$2,241,887 for the year ended July 31, 1999 and seven months ended February 29, 2000, respectively.

     Software Development - The Company is engaged in the development of software in the design and development of its current Websites. In accordance with EITF 00-2, the Company expenses all preliminary stage costs associated with its Website development as research and development expense, intends to capitalize application development costs (excluding training and data conversion) and will expense all operating costs after preliminary and development stages are complete. The Company's primary activity through February 29, 2000 has been creating Website content and entering database information into its Websites, which have been expensed. Due to the economic uncertainty of recovering application development costs, as this is an emerging business and technology in the PRC, these costs have also been expensed.

     Income Taxes - The Company accounts for income taxes under the liability method of SFAS No. 109, whereby current and deferred tax assets and liabilities are determined based on tax rates and laws enacted as of the balance sheet date. Deferred tax expense or benefit represents the change in the deferred tax asset/liability balance.

     Revenue Recognition - The Company recognizes revenue at the time the service or product is accepted by the customer and collection is reasonably assured. For Website development and hosting, the Company follows EITF 00-3, whereby revenues will be recognized over the life of contract or the expected life of the customer relationship, whichever is longer.

     Intangibles - Intangibles represent the amount paid for the rights to market certain Internet provider services and the rights to use the name COL, China Online. This amount is being amortized, using the straight-line method, over its estimated useful life of five years. Amortization expense was RMB$166,667 (US$20,080) and RMB$1,166,669 (US$132,576) for the year ended July 31, 1999 and the seven months ended February 29, 2000.

                         MIGRATION DEVELOPMENTS LIMITED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Information Subsequent to July 31, 1999 is Unaudited)



     Impairment of Long-Lived Assets - The Company has adopted Financial Accounting Standards Board Statement No. 121, Accounting for Impairment of Long-Lived Assets (SFAS No. 121). In the event that facts and circumstances indicate that the carrying value of long-lived assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset would be compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value is required. The Company's joint venture has not yet experienced significant revenues from its planned Internet related services. If future cash flows do not support the intangible costs associated with acquiring these rights, the Company could be required to impair such costs under this accounting standard.

     Foreign Currency Transaction - Foreign currency transactions during the period are translated into Renminbi at approximately the market exchange rates ruling at the transaction dates. Monetary assets and liabilities denominated in foreign currencies are translated into Renminbi at approximately the market exchange rates ruling at the balance sheet date. Differences arising from foreign currency translation are included in the net profit or loss for the period.

     Use of Estimates - The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates. The Company makes significant estimates as to the amortization period used for its intangibles. Due to the uncertainties inherent in the life of intangibles for emerging technologies in the PRC, and increased competition and technology changes in the Internet industry, it is reasonably possible that the estimated life of intangibles could materially change in the forthcoming year.


     Fair Value of Financial Instruments - The estimated fair values for financial instruments under SFAS No. 107, Disclosures about Fair Value of Financial Instruments, are determined at discrete points in time based on relevant market information. These estimates involve uncertainties and cannot be determined with precision. The estimated fair values of the Company's financial instruments, which includes cash trade receivables and accounts payable, approximates their carrying value in the financial statements. The fair value of advances from its major stockholder, which are without interest, cannot be estimated due to the relationship between the entities.


     Unaudited Information - The financial statements as of February 29, 2000 and the seven months ended February 29, 2000 and February 28, 1999 have been prepared without audit. However, in the opinion of management, such financial statements include all adjustments (consisting of normal and recurring) to fairly state the financial position of the Company as of February 29, 2000 and the results of operations for the seven months ended February 29, 2000 and February 28, 1999. The results of operations for the interim periods presented are not necessarily indicative of those to be expected for the year.

                         MIGRATION DEVELOPMENTS LIMITED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Information Subsequent to July 31, 1999 is Unaudited)



2.   CONTINUED OPERATIONS:
     ---------------------

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue operating as a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has incurred significant losses since inception and as of February 29, 2000 has a working capital deficit of RMB$212,405 (US$24,139).

     The Company's ability to continue as a going concern is dependent upon several factors, including, but not limited to, continued financial support by the major shareholder, the Company's raising additional capital, increasing revenue, and achieving and maintaining profitable operations. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

     The Company is aggressively working to increase revenues and develop Internet related services, which it believes will ultimately lead to profitable operations and enable the Company to continue operations. Furthermore, the Company believes its major shareholder will continue to provide funding during the forthcoming year.


3.   EQUITY JOINT VENTURE:
     ---------------------

     In July 1998, the Company purchased a 90% interest in a sino-foreign equity joint venture (JV) established in the PRC for RMB$9,000,000 (US$1,022,700). The joint venture will terminate in December 31, 2007 unless all directors of the JV consent to an extension and application is submitted to relevant PRC authorities six months prior to its expiration. The minority interest stockholder in the JV (Rayes Group) also contributed RMB$1,000,000 (US$113,600) to the JV.

     JV entered into various agreements with the minority stockholder in the joint venture whereby JV provides marketing and value added services in the operation of the minority stockholder's Internet business in Shanghai and Wuhan, PRC for a period of five years through July 2004, subject to renewal at terms to be agreed between the minority stockholder and the Company. The Company has the right of first refusal to purchase the minority stockholder's ownership interest in the ISP. Currently, however, foreign entities cannot own ISP operations in the PRC.

     One agreement stipulates that the JV will provide marketing and technical services to the minority stockholder ISP operations in Shanghai and Wuhan, PRC, and will share the related ISP revenues with the minority stockholder on a 50/50 basis. JV paid its minority stockholder RMB$3,000,000 (US$340,000) for these rights.

     The second agreement grants the JV access to the China Online brand name and network to allow the JV to provide enhanced and value added services related to Internet. Under this agreement, the JV is not required to share revenues from these services with the minority stockholder. JV paid the minority stockholder RMB$7,000,000 (US$795,000) for these rights.

                         MIGRATION DEVELOPMENTS LIMITED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Information Subsequent to July 31, 1999 is Unaudited)



     In addition, the JV entered into agreements with its minority stockholder, whereby the minority stockholder provides facilities and services to JV at a monthly management charge of RMB$15,000 (US$1,700) through the term of the JV . Under another agreement, JV bears all telecommunication costs relating to ISP operations of the minority stockholder on the actual cost reimbursement basis. Amounts received from/paid to the minority stockholder are as follows:

                                                                      (Unaudited)
                                                                       ----------
                                               For the     For the     For the Seven Months Ended
                                               Period       Year       -------------------------------------
                                               Ended        Ended      February 28,       February 29,
                                              July 31,     July 31,    ------------  -----------------------
                                                1998         1999         1999         2000           2000
                                                ----       -------        ----       --------       --------
                                               (RMB$)       (RMB$)       (RMB$)       (RMB$)         (US$)
       Received from:
           Marketing and value added service    $-         $ 83,630       $-         $243,754       $ 27,699
                                                ====       ========       ====       ========       ========
           fee income

       Paid to:
           Management fee expense               $-         $180,000       $-         $105,000       $ 11,932
           Telecommunication expense            --          276,634       --          315,587         35,862
                                                ----       --------       ----       --------       --------

                                                $-         $456,634       $-         $420,587       $ 47,794
                                                ====       ========       ====       ========       ========

4.   EQUIPMENT AND FURNITURE:
     ------------------------

     Equipment and furniture consists of the following:

                                                             July 31,
                                                               1999
                                                           ------------
                                                              (RMB$)

          Vehicles                                         $    308,000
          Computer equipment and software                    12,908,175
          Office furniture                                      163,552
          Other equipment                                     1,177,957
                                                           ------------
                                                             14,557,684
          Less accumulated depreciation and amortization     (1,174,087)
                                                           ------------
                                                             13,383,597
                                                           ============


5.   PAYABLE TO RELATED PARTIES:
     ---------------------------

                                                       (Unaudited)
                                                       -----------
                                           July 31,    February 29,
                                           --------    -------------------------
                                             1999         2000          2000
                                         -----------   -----------   -----------
                                            (RMB$)       (RMB$)         (US$)

      Minority stockholder of JV         $10,088,639   $     4,451   $       506
      Majority stockholder of Migration   15,134,016    26,842,045     3,050,233

                         MIGRATION DEVELOPMENTS LIMITED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Information Subsequent to July 31, 1999 is Unaudited)



     All payables with related parties are without interest or collateral. The majority stockholder has agreed not to call its advances any earlier than March 1, 2001.


6.   COMMITMENTS AND CONTINGENCIES:
     ------------------------------

     Operating Leases - As of July 31, 1999 and as adjusted for changes in lease agreements subsequent to year-end and the purchase discussed below, the Company has the following non-cancellable lease commitments for the years ending July 31:

                                                  (RMB$)            (US$)
                                               -----------       -----------

          2000                                 $   429,402       $    51,735
          2001                                     235,788            28,408
          2002                                     241,683            29,118
          2003                                     259,368            31,249
          2004                                     259,368            31,249
          Thereafter                             1,050,226           126,556
                                               -----------       -----------

                                               $ 2,475,835       $   298,315
                                               ===========       ===========


     Rent expense charged to operations was RMB$440,380 and RMB$406,755 (US$46,222) for the year ended July 31, 1999 and the seven months ended February 29, 2000, respectively.

     In February 2000, the Company entered into an agreement with its existing landlord to acquire one floor of an office building in Wuhan, PRC, for approximately RMB$1,951,000 (US$221,705). In March 2000, a down payment of RMB$361,255 (US$41,052) was paid by the Company. The balance will be financed by a mortgage from a bank at terms to be determined.

     Management Fees - As discussed in Note 3, the Company has an arrangement for annual commitment of RMB$180,000 (US$21,686) to its minority shareholder as of July 31, 1999.


7.   CAPITAL STOCK:
     --------------

     The Company has issued 50,000 shares for payment of RMB$413,850
     (US$50,000).

                         MIGRATION DEVELOPMENTS LIMITED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Information Subsequent to July 31, 1999 is Unaudited)



8.   TAXES:
     ------

     The Company and its subsidiary are subject to income taxes on an entity basis on income arising in or derived from the tax jurisdiction in which they operate.

     The equity joint venture established in the PRC is subject to the PRC income taxes at a rate of 15%. However, the joint venture is entitled to full exemption from income tax for two years starting from the first profit making year and 50% tax reduction in the subsequent three years. No provision for PRC income tax has been provided for in the financial statements as the joint venture in the PRC was operating at a loss for the periods presented.

     Migration operates in Hong Kong where the statutory tax rate is 16% on assessable income claimed in Hong Kong. The Company does not expect to incur any BVI income taxes pursuant to tax treaties with Hong Kong.

     As of July 31, 1999, the Company has a net operating loss (NOL) carryforward for tax reporting purposes in the PRC of approximately RMB$750,000. The Company's ability to utilize this loss will expire in 2004.

     Deferred income taxes are provided for differences between the tax and book basis of assets and liabilities as a result of temporary differences in the recognition of revenues or expenses for tax and financial reporting purposes, which relates primarily to certain items not currently deductible for tax purposes until paid.

     Deferred tax assets at July 31, 1999, resulting from these differences, consist of the following:

                                         Hong Kong      PRC
                                         ---------   ---------    ---------
                                           (RMB$)      (RMB$)       (US$)

        Net operating loss carryforward   $   --     $ 113,000    $  14,000
        Other                                 --       170,000       20,000
                                          --------   ---------    ---------
               Total                          --       283,000       34,000
        Less valuation allowance              --      (283,000)     (34,000)
                                          --------   ---------    ---------

               Net deferred tax asset     $   --     $    --      $    --
                                          ========   =========    =========

                         MIGRATION DEVELOPMENTS LIMITED
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
             (Information Subsequent to July 31, 1999 is Unaudited)



     The valuation allowances on the Company's ability to utilize its net operating loss has also reduced the Company's expected tax benefit from 15% to 0%.

     In addition, the Company is subject to sales taxes in the PRC and is required to pay 5% of revenues generated from marketing and value added services, computer software, and network development. Sales taxes are netted against revenues.


9.   MAJOR CUSTOMERS:
     ----------------

     The following customers totaled more than 10% of sales:

                                                      July 31,     February 29,
          Customer                                      1999           2000
          --------                                      ----           ----

               A                                         N/A            29%
               B (minority stockholder in JV)             6%            20%
               C                                         15%            18%
               D                                         36%            N/A
               E                                         43%            33%




10.  ACQUISITION OF CONSTRUCTION NET (Unaudited):
     --------------------------------------------


     In October 1999, the Company entered into an agreement with certain independent third parties to acquire, at an aggregate consideration of RMB$1,020,000 (US$115,910) 70% equity interests of Shanghai Tongji Construction Materials Technology Sales Services Co., Ltd. (Construction
     Net), a company incorporated in the PRC, which is developing a Website to facilitate the sale of construction materials in the PRC. This acquisition was completed in June 2000 upon receiving certain regulatory approval. Construction Net was incorporated in November 1998 and its operations through February 2000 have not been significant. As of February 29, 2000, RMB$80,000 (US$9,100) has been advanced towards this purchase, which is included in other assets.

     ----------------------------

Dealer Prospectus Delivery Obligation

Until (insert date), all dealers that
effect transactions in these
securities, whether or not
participating in this offering, may
be required to deliver a prospectus.
This is in addition to the dealers'
obligation to deliver a prospectus
when acting as underwriters and with
respect to their unsold allotments or
subscriptions.
                                          COL CHINA ONLINE INTERNATIONAL INC.
     ----------------------------               Shares of Common Stock
                                                    $.05 per share


          TABLE OF CONTENTS

                                     Page
                                     ----


PROSPECTUS SUMMARY..................    3
RISK FACTORS........................    5
USE OF PROCEEDS.....................   14
DIVIDEND POLICY.....................   14
EXCHANGE RATES......................   14
THE COMPANY.........................   15
PRO FORMA COMBINING CONDENSED
  FINANCIAL STATEMENTS..............   29
MANAGEMENT'S DISCUSSION AND
  ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.........   31      ________________________
MANAGEMENT..........................   36
EXECUTIVE COMPENSATION..............   37             PROSPECTUS
BENEFICIAL OWNERS OF SECURITIES.....   38      ________________________
TRANSACTIONS BETWEEN THE
  COMPANY AND RELATED PARTIES.......   40
DESCRIPTION OF SECURITIES...........   41
NO TRADING MARKET FOR THE
  COMMON STOCK......................   42
SELLING STOCKHOLDERS AND
  PLAN OF DISTRIBUTION..............   42
SECURITIES AND EXCHANGE
  COMMISSION POSITION ON
  CERTAIN INDEMNIFICATION...........   44            June __, 2000
LEGAL MATTERS.......................   45
EXPERTS.............................   45
DISCLOSURE REGARDING FORWARD-
  LOOKING STATEMENTS AND
  CAUTIONARY STATEMENTS.............   45
FINANCIAL INFORMATION...............  F-1

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification Of Directors And Officers.

     The Delaware General Corporation Law provides for indemnification by a corporation of costs incurred by directors, employees, and agents in connection with an action, suit, or proceeding brought by reason of their position as a director, employee, or agent. The person being indemnified must have acted in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interests of the corporation.

     In addition to the general indemnification section, Delaware law provides further protection for directors under Section 102(b)(7) of the General Corporation Law of Delaware. This section was enacted in June 1986 and allows a Delaware corporation to include in its Certificate Of Incorporation a provision that eliminates and limits certain personal liability of a director for monetary damages for certain breaches of the director's fiduciary duty of care, provided that any such provision does not (in the words of the statute) do any of the following:

     "eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of this Title [dealing with willful or negligent violation of the statutory provision concerning dividends, stock purchases and redemptions], or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. . ."

     The Board Of Directors is empowered to make other indemnification as authorized by the Certificate Of Incorporation, Bylaws or corporate resolution so long as the indemnification is consistent with the Delaware General Corporation Law. Under the Company's Bylaws, the Company is required to indemnify its directors, officers, and other representatives of the Company for costs incurred by each of them in connection with any action, suit, or proceeding brought by reason of their position as a director, officer, or representative.

Item 25. Other Expenses Of Issuance And Distribution.

     The following is an itemization of all expenses (subject to future contingencies) incurred or to be incurred by the Company in connection with the registration of the securities being offered.

     Registration and filing fee.....................................  $      43
     Printing *......................................................  $  25,000
     Accounting fees *...............................................  $  15,000
     Legal fees *....................................................  $  50,000
     Miscellaneous *.................................................  $  20,000
              Total *................................................  $ 110,043

----------

*    Estimated

Item 26. Recent Sales Of Unregistered Securities.

     Since its inception, the Company has sold 7,050,000 shares of common stock to four persons, including Mark K. Shaner, the President, Secretary, and sole director of the Company, at a price of $.001 per share. These sales were completed in reliance on exemptions from registration under Section 4(2) of the Securities Act.

     The Company has sold 1,250,000 shares of common stock to 25 persons, at a price of $.05 per share. These sales were completed in reliance on exemptions from registrations under Section 3(b) of the Securities Act and Rule 504 of Regulation D promulgated under the Securities Act.

Item 27. Exhibits.

     The following is a complete list of Exhibits filed as part of this registration statement, which Exhibits are incorporated herein.

Number      Description
------      -----------


2.1 Stock Exchange Agreement between and among Migration Developments Limited, the Company and the shareholders of Migration Developments Limited dated June 8, 2000(1)

3.1 Certificate Of Incorporation filed with the Delaware Secretary Of State effective as of February 22, 2000(1)

3.2 Certificate Of Amendment To The Certificate Of Incorporation filed with the Delaware Secretary Of State effective as of April 3, 2000.
            (1)

3.3         Bylaws(1)

3.4         Sino-Foreign Joint Venture Contract(2)(1)

3.5         Articles Of Association of the Sino-Foreign Joint Venture(2)(1)

4.1         Specimen Common Stock Certificate(1)

5.1 Opinion of Patton Boggs LLP concerning legality of the securities being registered(1)

10.1        JV Business License(2)(1)

10.2 Cooperation Agreement Regarding China Online's Internet Connection Service Commercial Business dated July 15, 1998 between Neihi Electronic Systems Co., Ltd. (now known as the JV) and Rayes Group
            (2)(1)

10.3 Cooperation Agreement Regarding China Online's Internet Content Service Commercial Business dated July 15, 1998 between Neihi Electronic Systems Co., Ltd. (now known as the JV) and Rayes Group
            (2)(1)

10.4 Cooperation Agreement for Dissemination of Educational Resources between the JV and Wuhan City No.2 Secondary School to establish Education Net dated January 7, 2000(2)(1)

10.5 Cooperation Agreement for Transmission of Education Materials between the JV and Wuhan Cable TV to provide Education Net infrastructure dated March 10, 2000(2)(1)

10.6 Purchase Agreement among the JV, Shanghai Tongji Construction Materials Technology Sales Service Co., Ltd. and other parties specified thereby dated October 22, 1999(2)(1)

10.7        2000 Stock Option Plan(1)

10.8        Form of Subscription Agreement(1)

10.9 Form of Escrow Agreement between the Company and American Securities Transfer and Trust, Inc.(1)

23.1        Consent of Patton Boggs LLP (included in Opinion in Exhibit 5.1)(1)

23.2        Opinion Letter of Allens Arthur Robinson(1)

23.3        Consent of Hein + Associates LLP

----------

(1)   Previously filed.
(2)   Translated into English from Chinese.



Item 28. Undertakings.

1.   The Company hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

          (1) to include any prospectus required by Section 10(a)(3) of the Securities Act;

          (2) to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement (or the most recent post-effective amendment thereof); and

          (3) to include any additional or changed material information on the plan of distribution.

     (b) That for determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof;

     (c) To file a post-effective amendment to remove from registration any of the securities being registered which remain unsold at the end of the offering.

2. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the option of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or a controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or a controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Denver, State of Colorado, on June 30, 2000.


                                            COL CHINA ONLINE INTERNATIONAL INC.




                                            By: /s/ Mark K. Shaner
                                            ----------------------
                                            Mark K. Shaner, President

                                  EXHIBIT INDEX

     The following is a complete list of Exhibits filed as part of this registration statement, which Exhibits are incorporated herein.

Number      Description
------      -----------


2.1 Stock Exchange Agreement between and among Migration Developments Limited, the Company and the shareholders of Migration Developments Limited dated June 8, 2000(1)

3.1 Certificate Of Incorporation filed with the Delaware Secretary Of State effective as of February 22, 2000(1)

3.2 Certificate Of Amendment To The Certificate Of Incorporation filed with the Delaware Secretary Of State effective as of April 3, 2000.
            (1)

3.3         Bylaws(1)

3.4         Sino-Foreign Joint Venture Contract(2)(1)

3.5         Articles Of Association of the Sino-Foreign Joint Venture(2)(1)

4.1         Specimen Common Stock Certificate(1)

5.1 Opinion of Patton Boggs LLP concerning legality of the securities being registered(1)

10.1        JV Business License(2)(1)

10.2 Cooperation Agreement Regarding China Online's Internet Connection Service Commercial Business dated July 15, 1998 between Neihi Electronic Systems Co., Ltd. (now known as the JV) and Rayes Group
            (2)(1)

10.3 Cooperation Agreement Regarding China Online's Internet Content Service Commercial Business dated July 15, 1998 between Neihi Electronic Systems Co., Ltd. (now known as the JV) and Rayes Group
            (2)(1)

10.4 Cooperation Agreement for Dissemination of Educational Resources between the JV and Wuhan City No.2 Secondary School to establish Education Net dated January 7, 2000(2)(1)

10.5 Cooperation Agreement for Transmission of Education Materials between the JV and Wuhan Cable TV to provide Education Net infrastructure dated March 10, 2000(2)(1)

10.6 Purchase Agreement among the JV, Shanghai Tongji Construction Materials Technology Sales Service Co., Ltd. and other parties specified thereby dated October 22, 1999(2)(1)

10.7        2000 Stock Option Plan(1)

10.8        Form of Subscription Agreement(1)

10.9 Form of Escrow Agreement between the Company and American Securities Transfer and Trust, Inc.(1)

23.1        Consent of Patton Boggs LLP (included in Opinion in Exhibit 5.1)(1)

23.2        Opinion Letter of Allens Arthur Robinson(1)

23.3        Consent of Hein + Associates LLP

----------

(1)   Previously filed.
(2)   Translated into English from Chinese.